Exhibit 4.9

Execution Version

AMENDED AND RESTATED COMMON TERMS AGREEMENT OFFER LETTER

City of Buenos Aires February 4, 2020

Messrs.

INTER-AMERICAN INVESTMENT CORPORATION

Attention: Portfolio Management Division, Investment Operations Department

Ref.: Offer Letter No. CTA 1/20

The undersigned, TELECOM ARGENTINA S.A., a corporation duly organized and existing under the laws of the Republic of Argentina, and whose principal activity is the provision of telecommunications services in the Republic of Argentina (the “Borrower”) is pleased to submit this irrevocable offer No. CTA 1/20 (the “Offer”) to INTER-AMERICAN INVESTMENT CORPORATION, an international organization established by the Agreement Establishing the Inter-American Investment Corporation among its member countries (“IDB Invest” and together with the Borrower the “Parties”), acting in its own capacity and as agent acting on behalf of the INTER-AMERICAN DEVELOPMENT BANK, an international organization established by the Agreement Establishing the Inter-American Development Bank among its member countries (“IDB”), to enter into an amended and restated common terms agreement on the Terms and Conditions attached hereto as Annex I (including all schedules thereto) (the “Amended and Restated Common Terms Agreement”) for the provision of the loans described in Annex I to finance its working capital and its other financial needs in support of the Borrower’s capital expenditures plan for the year 2019 in Argentina, including the continued rollout of its 4G mobile network and further expansion of its fixed broadband service.

This Offer shall be open for acceptance in writing by IDB Invest in the form of Schedule 12 hereto, until 11:59 pm New York time on February 4, 2020 unless extended in writing for and additional period of time by the Borrower (the “Expiration Date”); forthwith after the Expiration Date, this Offer shall automatically lose all force and effect.

Any term, condition, statement, representation or guarantee expressed in this Offer which may indicate an assertion, abstention, commitment and/or general right or obligation – whatever the grammatical form may be, shall only be enforceable and valid for the Parties if this Offer is accepted pursuant to the terms hereof. If this Offer is not accepted, such term, condition, statement, representation and/or guarantee shall not be valid or enforceable nor shall cause any legal commitment since they shall be deemed as if they had not been written.

Upon written acceptance of the Offer on or before the Expiration Date by IDB Invest, the Amended and Restated Common Terms Agreement (the “Agreement”) shall become in full force and effect subject to the Terms and Conditions set forth in Annex I, and shall be legally binding upon, and enforceable against, each and all of the Parties. The Agreement shall be deemed entered into as of the date of acceptance of this Offer by IDB Invest.

This Offer shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

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Sincerely,

TELECOM AGRENTINA S.A.,

By:	/s/ Gabriel Pablo Blasi
Name: Gabriel Pablo Blasi
Title: Chief Financial Officer

By:	/s/ Mariano J. Piñero
Name: Mariano J. Piñero
Title: Treasury Manager

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Annex I

Terms and Conditions of the Amended and Restated Common Terms Agreement

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W I T N E S S E T H:

WHEREAS, the Borrower’s principal activity is the provision of telecommunications services in the Republic of Argentina and the Borrower has requested the Lenders (as defined below) to provide the loans described in this Agreement and the Loan Agreements to finance its working capital and its other financial needs in support of the Borrower’s capital expenditures plan for the year 2019 in Argentina, including the continued rollout of its 4G mobile network and further expansion of its fixed broadband service; and

WHEREAS, the Lenders have agreed to lend, and the Borrower has agreed to borrow, loans subject to the terms and conditions set forth in this Agreement and the Loan Agreements; and

WHEREAS, the Parties entered into that certain Common Terms Agreement dated May 29, 2019 (such agreement, as in effect on the date thereof, without any amendments or modifications thereto, the “Original Common Terms Agreement”), and now wish to amend and restate the Original Common Terms Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

Definitions and Interpretation

Section 1.01 Definitions. Wherever used in the Offer and/or in the subsequent Agreement, if the Offer is accepted, the following terms have the following meanings:

“A&O Retainer Agreement” means the retainer agreement effective as of April 26, 2019, entered into in connection with this Agreement by and among the Borrower, IDB Invest, Société de Promotion et de Participation pour la Coopération Economique S.A. and Allen & Overy LLP;

“Accession Agreement” means the accession agreement to be entered into by and among a new Co-Lender, the Borrower and the other Lenders by acceptance of the Accession Offer Letter by the new Co-Lender;

“Accession Offer Letter” means the offer letter to be sent by the Borrower and the other Lenders to a new Co-Lender to enter into an Accession Agreement, in the form attached hereto as Schedule 11;

“Accounting Standards” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and international accounting standards issued under previous constitutions), together with its pronouncements thereon from time to time, as adopted by the Argentine Comisión Nacional de Valores in its capacity as corporate supervisory authority over the Borrower and applied on a consistent basis;

“Affected Country” has the meaning specified in the definition of “Inconvertibility Event”;

“Affected Currency” means the currency of the Affected Country;

“Affected Lender” has the meaning specified in Section 2.08(d) ( Currency and Place of Payments);

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“Affiliate” means, in relation to any Person: (i) a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company and (ii) solely for purposes of the definition of “Restricted Payment” and Section 5.02(h) ( Arm’s Length Transactions), any other Person that Controls, is Controlled by or is under common Control with, that Person;

“Agreement” has the meaning set forth in the body of the Offer;

“Amended and Restated IDB Invest Fee Letter” means the amended and restated fee letter entered into on or around the date hereof between the Borrower and IDB Invest by acceptance of the offer letter sent by Borrower to IDB Invest;

“Amended and Restated IDB Invest Loan Agreement” means the amended and restated loan agreement entered into on or around the date hereof between IDB Invest and the Borrower by acceptance of the offer letter sent by the Borrower to IDB Invest;

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act;

“Argentine Government Obligations” means obligations issued or directly and fully guaranteed or insured by the Country or by any agency or instrumentality thereof; provided, that the full faith and credit of the Country is pledged in support thereof;

“Auditors” means Price Waterhouse & Co. S.R.L. or such other firm that the Borrower appoints from time to time as its auditors pursuant to Section 5.01(e)  (Affirmative Covenants);

“Authority” means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, licenses (including cellular mobile telecommunication licenses), approval, authorization, easement, right of way, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative” means any natural person who is duly authorized by the Borrower, to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by such Person to the Lenders;

“B Loan Supplement” means each agreement entered into from time to time between IDB Invest and the Borrower substantially in the form of Schedule 1 to the Amended and Restated IDB Invest Loan Agreement providing certain terms for the IDB Invest B Loans in which IDB Invest has issued, or may issue, Participations.

“Borrower” has the meaning set forth in the body of the Offer;

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“Buenos Aires Business Day” means a day when banks are open for business in the city of Buenos Aires, Argentina;

“Business Day” means a day when banks are open for business in (i) the City of New York, New York and (ii) solely for the purpose of determining the applicable Interest Rate other than pursuant to Section 2.03(d) (Interest) of the Amended and Restated IDB Invest Loan Agreement, London, England;

“Calculation Period” means, for any calculation, a period of four consecutive quarters most recently ended prior to the event requiring the calculation for which financial statements should have been delivered to the Lenders pursuant to this Agreement;

“Cash Equivalents” means:

(1)	Dollars, Euro, Pesos, the other official currencies of any member of the European Union or money in other currencies received or acquired in the ordinary course of business;

(2)	U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations, or securities issued directly and fully guaranteed or insured by any member of the European Union, or any agency or instrumentality thereof (provided, that the full faith and credit of such member is pledged in support of those securities or other sovereign debt obligations (other than those of the Country) rated “A” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization);

(3)	National or provincial obligations, or Argentine Government Obligations (including those of the central bank of the Country) or certificates representing an ownership interest in Argentine Government Obligations (including those of the central bank of the Country) acquired in the ordinary course of business or which obligations can be applied in payment of taxes or other obligations under Argentine law;

(4)	(i) demand deposits; (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition; (iii) bankers´ acceptance with maturities not exceeding one year from the date of acquisition; and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of Argentina or any state thereof;

(5)	(i) demand deposits; (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition; (iii) bankers´ acceptance with maturities not exceeding one year from the date of acquisition; and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States of America or any state thereof or under the laws of any member state of the European Union, in each case whose short-term debt is rated “A-2” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization;

(6)	repurchase obligations with a term of not more than 7 days for underlying securities of the type described in clauses (2) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;

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(7)	Commercial paper rated “A-2” or higher rating by at least one nationally recognized statistical rating organization and maturing within six months after the date of acquisition;

(8)	Money market and mutual funds; and

(9)	Substantially similar investments, of comparable credit quality, denominated in Dollars or in the currency of any jurisdiction in which the Borrower conducts business;

“Certificate of Incumbency and Authority” means a certificate provided to the relevant Disbursing Lender in the form of Schedule 1;

“Change of Control” means any of the following:

(i)	the Permitted Holders, at any time and for any reason, cease to Control the Borrower;

(ii)	any person or group other than the Permitted Holders shall have obtained the power (whether or not exercised) to elect a majority of the board of directors of the Borrower; or

(iii)	a “change of control” or similar event shall occur as provided in any other loan or preferred stock documentation relating to the Borrower;

“Charter” means with respect to any Person, the memorandum and articles of association, by laws (estatutos sociales) and/or such other constitutive document, howsoever called, of such Person;

“Co-Lender” means any Person that satisfies the Co-Lender Accession Requirements;

“Co-Lender Accession Requirements” means, with respect to any Person:

(i)	such Person is satisfactory to the Borrower and each Lender;

(ii)	such Person, the Borrower and each Lender enter into an Accession Agreement;

(iii)	such Person and the Borrower enter into a loan agreement in form and substance satisfactory to each Lender; and

(iv)	such Person and each Lender enter into the Intercreditor Agreement, or such Person accedes to the Intercreditor Agreement, in each case, in form and substance satisfactory to each Lender.

“Co-Loan” means a loan made or to be made by a Co-Lender under its Co-Loan Agreement or, as the context may require, its principal amount from time to time outstanding;

“Co-Loan Agreement” means a loan agreement entered into by and between the Borrower and any Co-Lender;

“Co-Loan Interest Rate” means, for any Interest Period and with respect to each Co-Loan, the rate at which interest is payable on such Co-Loan during that Interest Period, determined in accordance with the relevant Co-Loan Agreement;

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“Commitment” means, with respect to each Loan, at any time, the aggregate principal amount (either disbursed or available for disbursement) of such Loan as specified in the relevant Loan Agreement;

“Consolidated” or “Consolidated Basis” means (with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement and any other Financing Document) the method referred to in Section 1.02(c) (Financial Calculations); and the entities whose accounts are to be consolidated with the accounts of the Borrower are all the Subsidiaries of the Borrower;

“Control” or “Controlled” means, with respect to any Person, the power (whether directly or indirectly and whether through the ownership of shares or other securities, by contract or otherwise) to (i) appoint and/or remove all or a majority of the members of the board of directors or other governing body of such Person, (ii) direct or cause the direction of the management or policies of such Person, or (iii) obtain the necessary majority voting interests for making decisions at the equity holders meetings of such Person;

“Convertible Currency” means any freely convertible and transferable currency;

“Country” means the Republic of Argentina;

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is itself the subject of any comprehensive, country-wide or territory-wide Sanctions (including, as of the date hereof, the Crimea region, Cuba, Iran, North Korea, and Syria);

“Disbursement” means any disbursement of any Loan;

“Disbursement Long-Stop Date” with respect to each Loan, has the meaning specified in the relevant Loan Agreement.

“Disbursing Lender” has the meaning specified in Section 4.01 (Conditions of the Disbursement);

“Dollars” and “$” means the lawful currency of the United States of America;

“EBITDA” means, for the relevant Calculation Period for any Person or specified group of Persons, Net Income for such period (without giving effect to (x) any extraordinary gains and losses, (y) any non-cash income and losses, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by adding thereto (in each case to the extent deducted in determining Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of such Person or specified group of Persons determined on a Consolidated Basis for such period (or on both an unconsolidated basis and a Consolidated Basis if applicable under this Agreement), (ii) tax expense based on income and foreign withholding taxes for such Person or specified group of Persons determined on a Consolidated Basis for such period (or on both an unconsolidated basis and a Consolidated Basis if applicable under this Agreement), and (iii) all depreciation and amortization expense of such Person or specified group of Persons determined on a Consolidated Basis for such period (or on both an unconsolidated basis and a Consolidated Basis if applicable under this Agreement);

“Environmental and Social Action Plan” means the plan attached hereto as Schedule 10;

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“Environmental and Social Issues” means issues related to: (i) emissions, spills, or discharges to the air, water, ground, or subsoil; (ii) management of waste and hazardous or toxic substances; (iii) noise, traffic, odors, as well as other activities or circumstances that are harmful to third parties; (iv) occupational health and safety; (v) preservation or management of habitats and ecosystems, whether natural or artificial, as well as the protection of living organisms present therein; (vi) acquisition of rights of way, relocation of individuals or populations, and expropriation and compensation; (vii) indigenous and Afro-descendant communities, and other vulnerable groups identified in the area of influence of the company; (viii) workers’ rights, collective rights, and human rights; (ix) any affectation to the cultural heritage; or (x) any substantial issue related to human health, the environment, social issues, or occupational health and safety;

“Environmental and Social Legislation” means all applicable statutes, laws, regulations, decrees, resolutions, codes, orders, plans, court decrees, and applicable judicial or administrative decisions or interpretations issued at the international, national, subnational, municipal, or sector level that govern or make reference to Environmental and Social Issues;

“Environmental and Social Compliance Report” means the true, accurate and complete report on compliance with the Sustainability Policy;

“Environmental and Social Standards and Guidelines” means IFC sector-specific guidelines and IFC performance standards that contain best international environmental and social practices to be implemented by the Borrower and its Subsidiaries in the design, construction, installation, operation, and maintenance of all its facilities, plants, and equipment, pursuant to the Sustainability Policy and other guiding regulations and documents;

“Euro” and “EUR” mean the single, unified, lawful currency of those member states of the European Union participating in the Economic and Monetary Union;

“Event of Default” means any one of the events or circumstances specified in Section 6.02 (Events of Default);

“Fee Letter” means the Amended and Restated IDB Invest Fee Letter, each fee letter entered into by and between the Borrower and any Co-Lender by acceptance of the offer letter sent by the Borrower to such Co-Lender, and each fee letter entered into by and between IDB Invest and any Participant;

“Final Maturity Date” means (i) with respect to the IDB Invest A Loan, the IDB A Loan, and each Co-Loan, May 15, 2026; and (ii) with respect to the IDB Invest B Loans, the date specified as such in the relevant B Loan Supplement;

“Financial Debt” means as to any Person:

(i)	any indebtedness of such Person for or in respect of borrowed money;

(ii)	the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person, except indebtedness in respect of any bid, performance, surety bond, caución or fianza in the ordinary course of business for the account of any Person;

(iii)	any indebtedness of such Person for or in respect of the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business

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to trade creditors of such Person within 180 days of the date they are incurred and which are not overdue);

(iv)	non-contingent obligations of such Person to reimburse any other Person for amounts payable by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 365 days of the date they are incurred and which are not overdue);

(v)	the amount of any obligation of such Person in respect of any Financial Lease;

(vi)	amounts raised by such Person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Standards;

(vii)	the amount of the obligations of such Person under Hedging Contracts entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by such Person after marking the relevant Hedging Contracts to market);

(viii)	all indebtedness of the types described in the foregoing items secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person;

(ix)	all obligations of such Person to pay a specified purchase price for goods and services, whether or not delivered or accepted (i.e., take or pay or similar obligations);

(x)	any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, any obligation under a “synthetic lease” or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person;

(xi)	the amount of any obligation in respect of any guarantee or indemnity incurred by such Person for any of the foregoing items incurred by any other Person; and

(xii)	any premium payable by such Person on a mandatory redemption or replacement of any of the foregoing items;

“Financial Lease” means any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease;

“Financial Plan” means the proposed sources of financing for the Transaction as set out in Annex A;

“Financial Year” means with respect to the Borrower and each of its Subsidiaries, the accounting year commencing each year on January 1st and ending on the following December 31st, or such other period as such Person, with the Lenders’ consent, from time to time designates as its accounting year;

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“Financing Documents” means:

(i)	this Agreement;

(ii)	each Loan Agreement;

(iii)	each Fee Letter;

(iv)	each Participation Agreement;

(v)	each B Loan Supplement;

(vi)	each Accession Agreement; and

(vii)	the Intercreditor Agreement;

“First Principal Repayment Date” means, (a) with respect to the IDB A Loan, the IDB Invest A Loan and the IDB Invest B1 Loan, November 15, 2021, and (b) with respect to the IDB Invest B2 Loan and the IDB Invest B3 Loan, the first principal repayment date set specified in the relevant B Loan Supplement;

“Foreign Exchange Regulations” means any foreign exchange regulation issued by the Congress, the Presidency, the Ministry of Treasury, the Ministry of Finance, the central bank or any other applicable Authority of the Country related to payments in foreign currency, dealings in foreign exchange and the purchase and sale, import and export of currency, currency control and/or foreign indebtedness and, in each case, applicable to the Financing Documents;

“Grace Period” has the meaning specified in Section 6.02(c) (Failure to Comply with Obligations);

“Hedging Contract” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates, in each case entered into in the ordinary course of business;

“Holding Company” means, in relation to a Person, any other Person in respect of which it is a Subsidiary;

“IASB” has the meaning set forth in the definition of “Accounting Standards”;

“ICE” has the meaning set forth in the definition of “LIBOR”;

“IDB” has the meaning set forth in the body of the Offer;

“IDB A Loan” means the loan specified in Section 2.01(b) (The IDB Group Loans) of the Amended and Restated IDB Invest Loan Agreement or, as the context requires, its principal amount from time to time outstanding;

“IDB A Loan Interest Rate” means, for any Interest Period, the rate at which interest is payable on the IDB A Loan during that Interest Period, determined in accordance with Section 2.03 (Interest) of the Amended and Restated IDB Invest Loan Agreement;

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“IDB Group Loans” means collectively, the IDB Invest A Loan, the IDB Invest B Loans and the IDB A Loan, and “IDB Group Loan” means, as the context may require, any of them;

“IDB Group List of Sanctioned Firms and Individuals” means the list of firms and individuals listed in, and accessible at: http://www.iadb.org/en/topics/transparency/integrity-at-the-idb- group/sanctioned-firms-and-individuals,1293.html or any successor website or location;

“IDB Invest” has the meaning set forth in the body of the Offer;

“IDB Invest A Loan” means the loan specified in Section 2.01(a) (The IDB Group Loans) of the Amended and Restated IDB Invest Loan Agreement or, as the context requires, its principal amount from time to time outstanding;

“IDB Invest A Loan Interest Rate” means, for any Interest Period, the rate at which interest is payable on the IDB Invest A Loan during that Interest Period, determined in accordance with Section 2.03 (Interest) of the Amended and Restated IDB Invest Loan Agreement;

“IDB Invest B Loans” means collectively, the IDB Invest B1 Loan, the IDB Invest B2 Loan and the IDB Invest B3 Loan;

“IDB Invest B1 Loan” means the loan specified in Section 2.01(c) (The IDB Group Loans) of the Amended and Restated IDB Invest Loan Agreement or, as the context requires, its principal amount from time to time outstanding;

“IDB Invest B2 Loan” means the loan specified in Section 2.01(d) (The IDB Group Loans) of the Amended and Restated IDB Invest Loan Agreement or, as the context requires, its principal amount from time to time outstanding;

“IDB Invest B3 Loan” means the loan specified in Section 2.01(e) (The IDB Group Loans) of the Amended and Restated IDB Invest Loan Agreement or, as the context requires, its principal amount from time to time outstanding;

“IDB Invest B1 Loan Interest Rate” means, for any Interest Period, the rate at which interest is payable on the IDB Invest B1 Loan during that Interest Period, determined in accordance with Section 2.03 (Interest) of the Amended and Restated IDB Invest Loan Agreement;

“IDB Invest B2 Loan Interest Rate” means, for any Interest Period, the rate at which interest is payable on the IDB Invest B2 Loan during that Interest Period, determined in accordance with Section 2.03 (Interest) of the Amended and Restated IDB Invest Loan Agreement;

“IDB Invest B3 Loan Interest Rate” means, for any Interest Period, the rate at which interest is payable on the IDB Invest B3 Loan during that Interest Period, determined in accordance with Section 2.03 (Interest) of the Amended and Restated IDB Invest Loan Agreement;

“Inconvertibility Event” means circumstances where there is an unavailability or shortage of foreign exchange in Argentina or in the country through which a payment is to be made (each, an “Affected Country”) or there has occurred a general moratorium or general debt rescheduling with respect to indebtedness of entities in any Affected Country;

“Increased Costs” means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, any Lender (or Participant thereof) derived from any net

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incremental cost, or reduction in return to, any Lender (or Participant thereof) in connection with the making or maintaining of its Loan (or its Participation, as the case may be) that result from:

(i)	any change in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Authority charged with its administration; or

(ii)	compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

which, in either case, after the date of the Original Common Terms Agreement:

(A)	imposes, modifies or makes applicable any reserve (except for reserve requirements reflected in LIBOR), special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, that Lender (or that Participant);

(B)	imposes a cost on that Lender as a result of that Lender having made its Loan (or on that Participant as a result of that Participant having acquired its Participation) or reduces the rate of return on the overall capital of that Lender (or that Participant) that it would have achieved, had that Lender not made its Loan (or that Participant had not acquired its Participation);

(C)	changes the basis of taxation on payments received by that Lender in respect of its Loan (or by that Participant in respect of its Participation) (otherwise than by a change in taxation of the overall net income of that Lender or that Participant imposed by the jurisdiction of its incorporation or in which it books its Participation or in any political subdivision of any such jurisdiction, as applicable); or

(D)	imposes on that Lender (or that Participant) any other condition regarding the making or maintaining of its Loan (or Participation);

but excluding any incremental costs of making or maintaining a Participation that are a direct result of that Participant having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that permanent office or establishment acquires that Participation;

“Increased Costs Certificate” means a certificate provided from time to time by a Lender certifying:

(i)	the circumstances giving rise to the Increased Costs;

(ii)	that the costs of that Lender (or Participant thereof, as the case may be) have increased or its rate of return has been reduced;

(iii)	that Lender (or Participant thereof, as the case may be) has, in its opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

(iv)	the amount of Increased Costs;

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“Independent Loan Agreement Default” means each event of default under any Loan Agreement that (i) is set forth in such Loan Agreement, (ii) is not separately set forth in Section 6.02 (Events of Default) (excluding, for the avoidance of doubt, Section 6.02(n) (Independent Loan Agreement Default)), (iii) does not substantially restate or incorporate by reference any Event of Default set forth in Section 6.02 (Events of Default) and (iv) that has not been waived in accordance with the terms of such Loan Agreement;

“Intercreditor Agreement” means the agreement to be entered into by each Lender relating to intercreditor arrangements;

“Interest Coverage Ratio” means, for the relevant Calculation Period, the ratio obtained by dividing:

(i)	the aggregate EBITDA of the Borrower for the four consecutive fiscal quarters most recently ended prior to the relevant date of calculation;

by:

(ii)	the aggregate Net Interest of the Borrower for the four consecutive fiscal quarters most recently ended prior to the relevant date of calculation;

“Interest Payment Date” means May 15 and November 15 in each year in any year;

“Interest Period” means each period of 6 months in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to the Disbursement when it means the period beginning on the date on which the Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

“Interest Rate” means (i) with respect to the IDB Invest A Loan, the IDB Invest A Loan Interest Rate, (ii) with respect to the IDB Invest B1 Loan, the IDB Invest B1 Loan Interest Rate, (iii) with respect to the IDB Invest B2 Loan, the IDB Invest B2 Loan Interest Rate, (iv) with respect to the IDB Invest B3 Loan, the IDB Invest B3 Loan Interest Rate, (v) with respect to the IDB A Loan, the IDB A Loan Interest Rate and (vi) with respect to a Co-Loan, the relevant Co-Loan Interest Rate, as the context requires;

“Investment” has the meaning specified in Section 5.02(k)  (Negative Covenants);

“Lender” means each of (i) IDB Invest and (ii) upon the satisfaction of the Co-Lender Accession Requirements, each Co-Lender party hereto;

“Liabilities” means the aggregate of all liabilities or obligations (actual or contingent) of any Person to pay or repay money, including, without limitation:

(i)	Financial Debt of such Person;

(ii)	the amount of all liabilities of such Person under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

(iii)	taxes (including deferred taxes) of such Person;

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(iv)	trade accounts that are payable in the ordinary course of business to trade creditors of such Person within 180 days of the date they are incurred and which are not overdue (including letters of credit or similar instruments issued for the account of such Person with respect to such trade accounts);

(v)	accrued expenses of such Person, including wages and other amounts due to employees and other services providers;

(vi)	the amount of all liabilities of such Person howsoever arising to redeem any of its shares; and

(vii)	to the extent (if any) not included in the definition of Financial Debt, the amount of all liabilities of any other Person to the extent such Person guarantees them or otherwise obligates itself to pay them;

“LIBOR” means the interbank offered rates for deposits in Dollars by the ICE Benchmark Administration Limited (“ICE”) (or NYSE Euronext or any applicable successor entity) which appear on the relevant page of the Reuters Service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such rates; provided, that if the ICE (or NYSE Euronext, or any applicable successor entity) for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in Dollars for the relevant Interest Period, “LIBOR” shall mean the rate determined in accordance with the relevant Loan Agreement;

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy;

“Loan Agreements” means collectively, the Amended and Restated IDB Invest Loan Agreement and each Co-Loan Agreement, and “Loan Agreement” means, as the context may require, any of them;

“Loans” means collectively, each IDB Group Loan and each Co-Loan, and “Loan” means, as the context may require, any of them;

“Marval Retainer Agreement” means the retainer agreement effective as of April 26, 2019, entered into in connection with this Agreement by and among the Borrower, IDB Invest, Société de Promotion et de Participation pour la Coopération Economique S.A. and Marval, O’Farrell & Mairal;

“Material Adverse Effect” means a material adverse effect on:

(i)	the Borrower and its Subsidiaries’ business, operations, property, liabilities, condition (financial or otherwise), prospects or the carrying on of the Borrower and its Subsidiaries’ business or operations;

(ii)	the implementation of the Transaction or the Financial Plan; or

(iii)	the ability of the Borrower and its Subsidiaries to comply with their respective obligations under this Agreement or under any other Financing Document to which any of them is a party;

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“MICI” means the independent consultation and investigation mechanism of IDB Invest that impartially responds to environmental and social concerns of affected communities and aims to enhance outcomes;

“Net Debt to EBITDA Ratio” means, for the relevant Calculation Period, the ratio determined either on a Consolidated Basis or on both an unconsolidated basis and a Consolidated Basis, as applicable, in accordance with Section 5.01(l) (Financial Ratios) and obtained by dividing:

(i)	the Financial Debt of the Borrower at the time of the calculation less the Borrower’s cash and Cash Equivalents at such time,

by:

(ii)	the aggregate EBITDA of the Borrower for the four consecutive fiscal quarters most recently ended prior to the relevant date of calculation;

“Net Income” means for any period, the excess (if any) of gross income over total expenses (provided that income taxes shall be treated as part of total expenses) during such period for any Person or specified group of Persons;

“Net Interest” means, for any period, any interest accrued by the Borrower in connection with liabilities of such Borrower minus any interest received from assets belonging to the Borrower, in each case determined in accordance with the Accounting Standards;

“Non-Recourse Pledges” means pledges of shares of an entity, which entity primarily engages in business ancillary to the business of the Borrower and which entity’s capital stock is owned by the Borrower in accordance with all applicable provisions of this Agreement, which pledges are without further recourse to the Borrower to guarantee debt incurred by such entity and are not otherwise guaranteed by the Borrower;

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury;

“Offer” has the meaning set forth in the body of the Offer;

“Operations” means the operations, activities and facilities of any Person (including the design, construction, operation, maintenance, management and monitoring thereof, as applicable) in the Country;

“Original Common Terms Agreement” has the meaning set forth in the recitals hereto;

“Participant” means any Person that acquires a Participation;

“Participation” means a participation interest acquired in an IDB Invest B Loan pursuant to a Participation Agreement;

“Participation Agreement” means each participation agreement entered into between IDB Invest and a Participant in IDB Invest’s customary form, pursuant to which a Participant acquires a Participation;

“Paying Agent” has the meaning set forth in Section 7.01(a) (Appointment) of the Amended and Restated IDB Invest Loan Agreement;

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“Permitted Acquisition” means the acquisition by the Borrower or a Subsidiary of the Borrower of a Person or business (including by way of merger of such Person or business with and into the Borrower or a Subsidiary (so long as the Borrower or such Subsidiary is the surviving corporation)); provided, that (in each case) (A) the consideration paid or to be paid by the Borrower or such Subsidiary consists solely of cash, common stock of the Borrower, the issuance or incurrence of Financial Debt otherwise permitted by the Financing Documents and/or the assumption or acquisition of any Financial Debt (calculated at face value) of such acquired Person or business which is permitted to remain outstanding in accordance with the requirements of the Financing Documents, (B) the acquired Person or business is in a business permitted by the Financing Documents, and (C) all other requirements of Section  5.02(k)(vii)  (Negative Covenants) are satisfied;

“Permitted Holders” means any of the following Persons as long as they do not appear on any Sanctions Lists:

(i)	Cablevisión Holding S.A., VLG S.A.U., Fintech Holdings Inc., Fintech Telecom LLC and any of their respective successors;

(ii)	any of (A) the Persons listed in Annex I (as updated from time to time), (B) any Privileged Relatives of such Persons, and (C) any Person (other than an individual) directly or indirectly majority owned and controlled by one or more Persons set forth in subclause (A) or (B) of this definition; or

(iii)	an internationally recognized, investment grade telecommunications company listed on a major stock exchange (or any Subsidiary thereof, provided, that in the case of a Subsidiary that is not a wholly owned Subsidiary, no other shareholder of such Subsidiary appears on any Sanctions List) if it obtains the power to Control the Borrower; provided, that, any such internationally recognized, investment grade telecommunications company listed on a major stock exchange shall not be considered a Permitted Holder for the purposes of this Agreement, if a Change of Control takes place and as a result of such transaction or series of transactions the Borrower no longer holds a credit rating equal to or higher than its credit rating as determined immediately before such transaction or series of transactions;

“Permitted Leases” means leases incurred in the ordinary course of business operation;

“Permitted Lien” has the meaning specified in Section 5.02(g) (Permitted Liens);

“Permitted Refinancing Debt” means Financial Debt used exclusively to refinance, refund, renew or extend other Financial Debt, provided, that: (i) the principal amount of such Financial Debt is not increased; (ii) any Liens securing such Financial Debt are not extended to any additional property; (iii) such refinancing, refunding, renewal or extension does not result in a shortening of the average weighted maturity of the Financial Debt so refinanced, refunded, renewed or extended; and (iv) the terms of any such refinancing, refunding, renewal or extension are no less favorable to the Borrower than (x) the Financial Debt being refinanced, refunded, renewed or extended or (y) the terms generally available in the market for an arm’s length transaction in respect of Financial Debt containing the terms of such Permitted Refinancing Debt;

“Person” means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

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“Peso” means the lawful currency of the Republic of Argentina;

“Potential Event of Default” means any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“Privileged Relatives” means, in relation to an individual, his or her spouse and any relative of such individual with a common ancestor up to the fourth degree (including adopted children who have been adopted during their minority and step-children who have acquired that relationship with such individual or with any such relative during their minority) and any spouse of any such relative;

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Financial Debt, (y) the permanent repayment of any Financial Debt after the first day of the relevant Calculation Period, and (z) any Permitted Acquisition, the making of a Restricted Payment or any other transaction subject to pro forma financial covenant compliance hereunder consummated during the relevant Calculation Period, with the following rules to apply in connection therewith:

(i)	all Financial Debt (x) incurred or issued after the first day of the relevant Calculation Period shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period and remain outstanding through the date of determination and (y) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of such Calculation Period and remain retired through the date of determination;

(ii)	all Financial Debt assumed to be outstanding pursuant to the preceding clause (i) shall be deemed to have borne interest at (x) in the case of fixed rate Financial Debt, the rate applicable thereto, or (y) in the case of floating rate Financial Debt, the rates which would have been applicable thereto during the respective period when the same was deemed outstanding;

(iii)	in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any other transaction subject to pro forma financial covenant compliance hereunder if effected during the respective Calculation Period as if the same had occurred on the first day of the respective Calculation Period; and

(iv)	such calculation shall exclude all cash derived from the incurrence or projected incurrence of new Financial Debt (other than an amount of such cash equal to the installments of Financial Debt coming due within 6 months of such incurrence which are intended to be repaid with the proceeds of such incurrence of Financial Debt);

“Prohibited Activities” means the activities specified in Annex J;

“Prohibited Practice” means:

(i)	impairing or harming, or threatening to impair or harm, directly or indirectly, any Person or its property to improperly influence the actions of such Person;

(ii)	an arrangement between two or more Persons designed to achieve an improper purpose, including influencing improperly the actions of another Person;

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(iii)	offering, giving, receiving, or soliciting, directly or indirectly, anything of value to influence improperly the actions of another Person;

(iv)	any action or omission, including a misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a Person in order to obtain a financial benefit or avoid an obligation; and

(v)	in connection with any investigation by the any Lender into allegations of any practice described in clauses (i) above to (iv) above, (a) deliberately destroying, falsifying, altering or concealing evidence material to such investigation or making false statements to investigators in order to materially impede such investigation, (b) threatening, harassing or intimidating any Person to prevent such Person from disclosing knowledge of matters relevant to such investigation or from pursuing such investigation, or (c) taking any action intended to materially impede the exercise of the rights to access, information and inspection provided any Lender under this Agreement or any other Financing Document to which such Lender is a party;

“Required Lenders” (i) means, initially, IDB Invest and (ii) from and after the date that any Person satisfies the Co-Lender Accession Requirements, has the meaning specified in the Intercreditor Agreement; provided however that the Borrower shall have received (a) in the case of the initial Co-Lender, a copy of the proposed execution version of the Intercreditor Agreement prior to the execution of the relevant Accession Agreement and a copy of the executed Intercreditor Agreement promptly after the execution thereof, (b) in the case of any other Co-Lender, a copy of the proposed amendment to the definition of “Required Lenders” set forth in the Intercreditor Agreement (if any) prior to the execution of the relevant Accession Agreement and a copy of the executed amendment (if any) promptly after the execution thereof and (c) without limiting sub-clause (a) or (b) above, a copy of any material amendment to the definition of “Required Lenders” set forth in the Intercreditor Agreement;

“Restricted Party” means, a Person that is (i) designated on any Sanctions List, directly or by operation of law; or (ii) otherwise a Person with whom dealings are restricted or prohibited by any Sanctions, including by reason of any direct or indirect relationship of ownership or control (as those terms are defined by the relevant Sanctions Authority) with a Person described in (i);

“Restricted Payment” means, with respect to any Person, the (i) declaration or payment of a dividend, distribution or return of any equity capital to its stockholders, partners or members or authorization or making of any other distribution, payment or delivery of property (other than common stock of such Person) or cash to its stockholders, partners or members in their capacity as such, or (ii) redemption, retirement, purchase or other acquisition of, or permitting of any Subsidiary to redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock outstanding on or after the date of this Agreement (or any options or warrants issued by such Person with respect to its capital stock), or setting aside of any funds for any of the foregoing purposes, or (iii) making of any payment of any kind on or in respect of subordinated Financial Debt held by any Affiliate of such Person. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes;

“Sanctions” means any economic, financial, or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the Sanctions Authorities;

“Sanctions Authorities” has the meaning specified in the definition of “Sanctions Lists”;

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“Sanctions Lists” means (i) lists promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter or any other sanctions or debarment list promulgated pursuant to law by the United Nations, (ii) the World Bank Listing of Ineligible Firms or any other sanctions or debarment list published by the World Bank, (iii) the IDB Group List of Sanctioned Firms and Individuals or any other sanctions or debarment list published by the IDB, (iv) the Specially Designated Nationals and Blocked Persons List published by the Office of Foreign Assets Control of the U.S. Department of the Treasury or (v) any other sanctions or debarment list promulgated pursuant to law by the United States, the European Union, the United Kingdom, or any agency, instrumentality, or entity of any of the foregoing (each of the preceding entities, a “Sanctions Authority”);

“Subsidiary” means any Person (referred to as the “first Person”) in respect of which another Person (referred to as the “second Person”):

(i)	has the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (a) cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the first Person; (b) appoint or remove all, or the majority, of the directors or other equivalent officers of the first Person; or (c) give directions with respect to the operating and financial policies of the first Person with which the directors or other equivalent officers of the first Person are obliged to comply; or

(ii)	holds beneficially (directly or indirectly) more than 50% of the issued share capital of the first Person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

“Sustainability Policy” means the IIC Environmental and Social Sustainability Policy (document CII/GP-16-7), available at: http://www.iic.org/environmental-and-social-sustainability-policy.pdf;

“Taxes” means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Total Commitment” means the aggregate amount of the Commitments of all the Loans;

“Transaction” means the financing of the Borrower’s capital expenditures plan for the year 2019 in Argentina, including the continued rollout of its 4G mobile network and further expansion of its fixed broadband services;

“U.S. Government Obligations” means (i) direct obligations issued by the United States of America and (ii) obligations fully guaranteed by the full faith and credit of the United States of America or any agency thereof;

“World Bank” means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries; and

“World Bank Listing of Ineligible Firms” means the list, as updated from time to time, of Persons or entities ineligible to be awarded a World Bank Group-financed contract or otherwise sanctioned by the World Bank Group sanctions board for the periods indicated on the list because they were found to have violated the fraud and corruption provisions of the World Bank Group anticorruption guidelines and policies (the list may be found at http://www.worldbank.org/debarr or any successor website or location).

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Section 1.02      Financial Calculations.

(a)        All financial calculations to be made under, or for the purposes of, this Agreement and any other Financing Document shall be made in accordance with the Accounting Standards and, except as otherwise required in this Agreement (or any other Financing Document) or to conform to any provision of this Agreement (or any other Financing Document), shall be calculated from the then most recently issued quarterly financial statements which the Borrower is obligated to furnish to the Lenders under Section 5.03(a) (Reporting Requirements).

(b)        If a financial calculation is to be made based on information from the last quarter of any given Financial Year, then the Lenders shall base those calculations instead on the audited financial statements for such Financial Year.

(c)        If a financial calculation is to be made under or for the purposes of this Agreement or any other Financing Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrower plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrower.

Section 1.03      Interpretation. In this Agreement, unless the context otherwise requires:

(a)	headings are for convenience only and do not affect the interpretation of this Agreement;

(b)	words importing the singular include the plural and vice versa;

(c)        a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d)        a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(e)	a reference to a party to any document includes that party’s successors and permitted assigns;

(f)        a reference to any “Participant” means that Person solely in its capacity as a Participant pursuant to a Participation Agreement and not in any other capacity (whether as provider of services to the Borrower or otherwise);

(g)        a reference to “IDB Invest” means IDB Invest acting in its own capacity and as agent acting on behalf of IDB, lender of the IDB A Loan; and

(h)        a reference to “law” means any law (including common law), statute, directive, regulation, rule, ordinance, code, requirement, binding agreement, statutory guidance, interpretation, regulatory code of practice, resolution, judgment, order, decree, injunction, decision, determination, plan or permit issued, entered into or promulgated by or with an Authority.

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Section 1.04      Business Day Adjustment.

(a)        When an Interest Payment Date is not a Buenos Aires Business Day or a Business Day, then such Interest Payment Date shall be automatically changed to the next date that is a Buenos Aires Business Day and a Business Day, as applicable, in that calendar month (if there is one) or the preceding date that is a Buenos Aires Business Day and a Business Day, as applicable, (if there is not).

(b)       When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Buenos Aires Business Day or not a Business Day, that payment shall be made on or by the next Buenos Aires Business Day or the next Business Day, as applicable, in that calendar month (if there is one) or the preceding Buenos Aires Business Day or the preceding Business Day, as applicable, (if there is not).

Section 1.05      Loan Agreements.

(a)        This Agreement, including its definitions, conditions of disbursement, representations and warranties, covenants, events of default, principles of construction, rules of interpretation and its jurisdiction, governing law and notice provisions, is made a part of each Loan Agreement.

(b)	Subject to subsection (c) below:

(i)	with respect to the Borrower and IDB Invest, this Agreement and the Amended and Restated IDB Invest Loan Agreement shall be read and construed together as one agreement;

(ii)	with respect to the Borrower and any Co-Lender, this Agreement and such Co-Lender’s Co-Loan Agreement shall be read and construed together as one agreement.

(c)        If any provision of this Agreement conflicts with any provision of any Loan Agreement, then the provisions of such Loan Agreement shall prevail.

Section 1.06      Rights and Obligations of Lenders.

(a)        The obligations of each Lender under the Financing Documents are several. Failure by a Lender to perform its obligations under the Financing Documents does not affect the obligations of any other party under the Financing Documents. No Lender is responsible for the obligations of any other Lender under the Financing Documents.

(b)        The rights of each Lender under or in connection with the Financing Documents are separate and independent rights and any debt arising under the Financing Documents to each Lender from the Borrower shall be a separate and independent debt.

(c)         A Lender may, except as otherwise stated in the Financing Documents, separately enforce its rights under the Financing Documents.

(d)         Notwithstanding any term of any Financing Document, the consent of any Person who is not a party hereto is not required to rescind or vary this Agreement at any time.

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ARTICLE II

Common Funding Provisions, Payments, Prepayments

Section 2.01      The Loans.

(a)        Subject to the provisions of this Agreement and the Amended and Restated IDB Invest Loan Agreement, IDB Invest agrees to lend to the Borrower, and the Borrower agrees to borrow from IDB Invest, the IDB Group Loans; and

(b)        Subject to the provisions of this Agreement and each Co-Loan Agreement, each Co-Lender agrees to lend to the Borrower, and the Borrower agrees to borrow from such Co-Lender, the relevant Co-Loan;

provided, that each Loan shall rank pari passu with each other Loan.

Section 2.02      Disbursement Procedure.

(a)        Subject to the provisions of the relevant Loan Agreement and this Section 2.02, the Borrower may request the Disbursement of a Loan by delivering to the relevant Lender (with a copy to each other Lender), at least 10 Business Days prior to the proposed date of Disbursement (or such shorter period as the relevant Lender may agree), an irrevocable request for Disbursement substantially in the form of Schedule 2.

(b)        Each Loan shall be disbursed in a single Disbursement for the full amount of the relevant Loan, as contemplated in the relevant Loan Agreement.

(c)        To the extent any of the Loans are to be disbursed concurrently, the Disbursement of such Loans shall be made pro rata among such Loans, in proportion to their respective available Commitment to the Total Commitment.

(d)        The Disbursement shall be made by the relevant Lender to the Borrower’s account at Citibank N.A., New York Branch, 111 Wall Street, New York, USA 10043, SWIFT: CITIUS33, ABA: 0210-0008-9, Account No.: 36326336, Account Name: Telecom Argentina S.A. – Alicia Moreau de Justo 50 – Buenos Aires – Argentina, or at a bank in New York, New York for further credit to the Borrower’s account at a bank in the Country, or any other place acceptable to such Lender, all as specified by the Borrower in the relevant request for disbursement.

(e)        The Borrower shall deliver to the relevant Lender (with a copy to each other Lender) a receipt, substantially in the form of Schedule 3, within 5 Business Days following the Disbursement.

Section 2.03      Interest. Subject to the provisions of Section 2.04 ( Default Rate Interest), the Borrower shall pay interest on each Loan on the Interest Payment Dates in accordance with the relevant Loan Agreement.

Section 2.04      Default Rate Interest.

(a)        Without limiting the remedies available to any Lender under this Agreement, any other Financing Document or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section that has become due) or any other payment provided for under this Agreement or any other

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Financing Document when due as specified in this Agreement or the relevant Financing Document (whether at stated maturity or upon acceleration), the Borrower shall pay interest on the amount of that payment due and unpaid to the relevant Lender at the rate which shall be the sum of 2% per annum and the relevant Interest Rate in effect from time to time.

(b)        Interest at the rate referred to in Section 2.04(a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable by the Borrower on demand by the relevant Lender or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 2.05      Repayment.

(a)        Subject to Section 1.04 ( Business Day Adjustment), the Borrower shall repay each Loan (i) on each Interest Payment Date commencing on the First Principal Repayment Date and ending on the relevant Final Maturity Date; and (ii) in the amounts and as otherwise set forth in the relevant Loan Agreement.

(b)        The Borrower shall repay the Loans in Dollars in equal semi-annual installments of principal to be applied pro rata to each Loan on each Interest Payment Date commencing on the First Principal Repayment Date and ending on the relevant Final Maturity Date, on which date the entire outstanding principal amount of the relevant Loan shall be due and payable.

(c)        Any principal amount of any Loan repaid under this Agreement or the relevant Loan Agreement may not be re-borrowed.

Section 2.06      Prepayment. Without prejudice to Sections 2.03 ( Interest), 2.14(e)  (Taxes) and 2.16 (Illegality):

(a)        Voluntary Repayment. The Borrower may prepay on any Interest Payment Date all or any part of the Loans but only if:

(i)	at least 30 days prior thereto the Borrower delivers a non-binding notice of such prepayment to the Lenders, and confirms such prepayment by delivery of a binding supplemental notice to the Lenders at least 5 Business Days prior to such prepayment;

(ii)	the Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of the Loans to be prepaid, together with any prepayment premium specified in the Loan Agreements and all other amounts then due and payable under this Agreement and the other Financing Documents, including the amount payable under Section 2.11 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date;

(iii)	for a partial prepayment, that prepayment is an amount not less than $20,000,000 and in whole multiples of $1,000,000 in excess thereof; and

(iv)	if requested by any Lender 5 Business Days in advance, the Borrower delivers to such Lender, prior to the date of prepayment, evidence reasonably satisfactory to such Lender that all necessary Authorizations with respect to the prepayment, if any, have been obtained.

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(b)       Mandatory Prepayment. Unless otherwise agreed in writing by a Lender with respect to its Loan, the Borrower shall prepay the outstanding principal amount of the Loans:

(i)	within 60 days of receipt of a prepayment notice from the relevant Lenders after the occurrence of any one of the following events:

(A)	a Change of Control; or

(B)	a merger, consolidation, reorganization, winding up, liquidation or dissolution of the Borrower or the Borrower’s affairs, except that (x) any Subsidiary of the Borrower may merge into or consolidate with or dissolve into or liquidate into the Borrower or a wholly-owned Subsidiary of the Borrower, so long as the Borrower is the surviving entity or continuing entity, and no Potential Event of Default or Event of Default has occurred and is continuing; and (y) any such transaction is made in accordance with a Permitted Acquisition; and

(ii)	as provided in Section 2.16 (Illegality).

(c)        At the time of any prepayment pursuant to subsection (b) above (including any prepayment pursuant to Section 2.16 (Illegality)):

(i)	the Borrower simultaneously shall pay all accrued interest and Increased Costs (if any) on the amount of the Loans to be prepaid, together with all other amounts then due and payable under this Agreement and the other Financing Documents, including the amount payable under Section 2.11 (Unwinding Costs) if the prepayment is not made on an Interest Payment Date; and

(ii)	if requested by any Lender 5 Business Days in advance, the Borrower shall deliver to such Lender, prior to the date of prepayment, evidence reasonably satisfactory to such Lender that all necessary Authorizations with respect to the prepayment, if any, have been obtained.

(d)	Amounts of principal to be prepaid under this Section shall:

(i)	first be allocated and paid by the Borrower to each Lender pro rata among the Loans in proportion to their respective principal amounts outstanding; and

(ii)	then be applied by each Lender pro rata to all the respective outstanding installments of principal under its Loan.

(e)        Upon delivery of an initial and supplemental prepayment notice in accordance with Section 2.06(a), the Borrower shall make the prepayment in accordance with the terms of such notices.

(f)	Any principal amount of the Loans prepaid under this Agreement may not be re-borrowed.

(g)        The Borrower shall not prepay all or any part of any Loan unless the Borrower simultaneously prepays the other Loans on a pro rata basis in accordance with the provisions of this Section 2.06.

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Section 2.07      Fees. The Borrower shall pay all fees payable to each Lender in accordance with the relevant Loan Agreement and Fee Letter.

Section 2.08      Currency and Place of Payments.

(a)        The Borrower shall make all payments of principal, interest, fees, and any other amount due to each Lender under this Agreement and the other Financing Documents in Dollars on a pro rata basis and otherwise in accordance with the relevant Loan Agreement.

(b)        The Borrower hereby expressly, unconditionally and irrevocably waives any right it may have in any jurisdiction (including without limitation any right under Section 765 of the Argentine Civil and Commercial Code (if applicable)) to pay any amount under the Financing Documents in a currency other than Dollars.

(c)        The Borrower hereby expressly, unconditionally and irrevocably waives the right to invoke any defense in relation to its obligations of paying any amounts due under the Financing Documents, including, without limitation, defenses of impossibility, impracticability or frustration of purpose set forth in Section 1091 of the Argentine Civil and Commercial Code (if applicable), force majeure or act of God set forth in Sections 955, 1031, 1032 or 1730 of the Argentine Civil and Commercial Code (if applicable), impossibility to comply with the obligations set forth in Section 1732 of the Argentine Civil and Commercial Code (if applicable), or “onerosidad sobreviniente”, “lesión enorme” or “abuso del derecho” set forth in Section 10 of the Argentine Civil and Commercial Code (if applicable).

(d)        Subject to Section 2.08(a) above and the Intercreditor Agreement, during any Inconvertibility Event the Borrower shall pay all amounts due hereunder or under any other Financing Document to or for the joint and exclusive benefit of each Lender which is not able to receive or obtain in the contractual place of payment Convertible Currencies in respect of Dollars denominated payment obligations of the Borrower hereunder or under any other Financing Document (each such Lender, an “Affected Lender”) at the direction of the Affected Lender into one (1) or more escrow accounts in the relevant Affected Country in the name of, or in trust for, or otherwise for the joint and exclusive benefit of, all Affected Lenders (and on terms satisfactory to all such Affected Lenders) in the Affected Currency or, if permitted, in Dollars, to be held in such escrow account until the Inconvertibility Event no longer exists, at which time all amounts held in such escrow accounts shall be converted (at the spot rate of the relevant escrow account bank on the date of conversion) into Dollars and paid to the Affected Lenders and applied against amounts due hereunder or any other Financing Document and not paid by virtue of such Inconvertibility Event based on their pro rata share of such amounts. If, following conversion into Dollars (i) the amount is greater than that required to pay all such amounts owing to the Affected Lenders in respect of which such funds were originally credited to the escrow account, the balance shall be paid to the Borrower, and (ii) the amount is less than required, then the unpaid balance shall be promptly paid by the Borrower, provided that, in the case of sub-clause (i) only, all payments due to the non-Affected Lenders pursuant to Section 2.08(a) above have already been made.

(e)        To the extent that on any date when payments are due under this Agreement or any other Financing Document there is an Inconvertibility Event, payment by the Borrower of amounts contemplated under Section 2.08(a) above to the non-Affected Lenders shall only be made contemporaneously with the payment to the escrow accounts referred to in Section 2.08(d) above in the Affected Currency or, if permitted, in Dollars of the amount that cannot be paid to the Affected Lenders on that date by virtue of the Inconvertibility Event (applying in relation to any payment in the Affected Currency to an escrow account an exchange rate equal to the spot rate of the relevant escrow account bank on the date of conversion) and, in the event that the Borrower has insufficient funds to make

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payment in full in accordance with Section 2.08(a) above and to the escrow accounts under Section  2.08(d) above in accordance with the foregoing provisions of this Section 2.08(e), payments shall be made pro rata to such amounts owing to all Lenders. For the avoidance of doubt, for the purposes of this Section 2.08(e), references to amounts “due” or “owing” on any date shall exclude amounts that fell due on an earlier date and cannot be paid by virtue of an Inconvertibility Event but in respect of which the Borrower has previously already paid the required amount into an escrow account as contemplated by Section 2.08(d) above, regardless of any intermediate exchange rate variation.

(f)	For the avoidance of doubt:

(i)	subject to the proviso of Section 2.08(d) above, the Affected Lenders shall not be bound to share any amounts held in escrow accounts in the name of, in trust for, or otherwise for the joint benefit of, such Affected Lenders with any Lender which received payments for its account in freely convertible and transferable currencies in accordance with Section 2.08(d) above;

(ii)	neither the existence of an Inconvertibility Event nor any provision of this Section 2.08 shall in any way modify, vary or constitute a defense to, the obligations of the Borrower to make payments in Dollars in full when due and payable under the Financing Documents in the required place of payment whether or not the Borrower is subject to any Inconvertibility Event and payment to the escrow account(s) shall not constitute payment for these purposes; and

(iii)	if while an Inconvertibility Event is continuing, any Authority of any Affected Country having the power to regulate foreign exchange permits an Affected Lender holding funds in an escrow account in accordance with Section 2.08(e) above to convert the Affected Currency into, and/or transfer, Convertible Currencies outside such Affected Country then such Affected Lender shall be entitled to receive and convert and/or transfer its pro rata share of funds held in escrow accounts and the provisions of Section 2.08(d) above shall apply thereto and, for the avoidance of doubt, any shortfall remaining after transfer and/or conversion shall remain due and owing from the Borrower.

Section 2.09      Allocation of Partial Payments. If at any time a Lender receives less than the full amount then due and payable to it under any of the Financing Documents, that Lender may allocate and apply the amount received in any way or manner and for such purpose or purposes under the Financing Documents as that Lender in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

Section 2.10      Increased Costs. On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which any Lender from time to time notifies to the Borrower (with a copy to each other Lender) in an Increased Costs Certificate as being the aggregate Increased Costs of such Lender, and each Participant thereof, if applicable, accrued and unpaid prior to that Interest Payment Date.

Section 2.11      Unwinding Costs.

(a)        If any Lender or any Participant incurs any cost, expense or loss as a result of the Borrower:

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(i)	failing to borrow in accordance with a request for Disbursement made pursuant to Section 2.02 (Disbursement Procedure);

(ii)	failing to prepay in accordance with a notice of prepayment;

(iii)	prepaying all or any portion of a Loan on a date other than an Interest Payment Date; or

(iv)	after acceleration of a Loan, paying all or a portion of that Loan on a date other than an Interest Payment Date;

then the Borrower shall immediately pay to the relevant Lender the amount that such Lender from time to time notifies to the Borrower in writing (with a copy to each other Lender) as being the amount of those costs, expenses and losses incurred, which shall be binding (unless the Borrower shows to such Lender’s reasonable satisfaction that the determination involves manifest error).

(b)        For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of the Disbursement or prepayment of any Loan, or any payment of all or part of any Loan upon acceleration (but, in each case, excluding lost profits); provided, that all hedges and swaps referred to in this Section 2.11(b) shall be limited to hedges and swaps entered into in connection with the LIBOR-based funding contemplated hereby.

Section 2.12      Suspension or Cancellation by Lenders.

(a)        Each Lender may, by notice to the Borrower (with a copy to each other Lender), suspend the right of the Borrower to the Disbursements or cancel the undisbursed portion of its Loan in whole or in part:

(i)	if the Disbursement of such Loan has not been made by the applicable Disbursement Long-Stop Date, or such other date as the Borrower and such Lender may agree;

(ii)	if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 6.02(e) ( Events of Default) is, in the reasonable opinion of such Lender, imminent; or

(iii)	if any event or condition has occurred which has or can be reasonably expected to have a Material Adverse Effect.

(b)        Upon the giving of any such notice by any Lender, the right of the Borrower to any Disbursement from such Lender shall be suspended or canceled, as the case may be. The exercise by any Lender of its right of suspension shall not preclude such Lender or any other Lender from exercising its right of cancellation, either for the same or any other reason specified in Section 2.12(a) and shall not limit any other provision of this Agreement or any other Financing Document. Upon any cancellation by a Lender, the Borrower shall, subject to paragraph (c) of this Section 2.12, pay to such Lender all fees and other amounts accrued (whether or not then due and payable) under this Agreement and the relevant Loan Agreement up to the date of that cancellation. A suspension shall not limit any other provision of this Agreement or any other Financing Document.

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(c)        In the case of partial cancellation of any Loan pursuant to paragraph (a) of this Section  2.12, or Section 2.13(a) ( Cancellation by the Borrower), interest on the amount then outstanding of the that Loan remains payable as provided in Section 2.03 (Interest).

Section 2.13      Cancellation by the Borrower.

(a)        The Borrower may, by notice to a Lender, irrevocably request such Lender to cancel the undisbursed portion of its Loan on the date specified in that notice (which shall be a date not earlier than thirty (30) days after the date of that notice); provided, that in the case of a partial cancellation of the Total Commitment, such cancellation shall be applied pro rata among the Loans, in proportion to their respective available Commitment to the Total Commitment.

(b)        The relevant Lender(s) shall, by notice to the Borrower (with a copy to each other Lender), cancel the undisbursed portion of its Loan (or such portion as determined in accordance with the proviso in clause (a) above), effective as of that specified date if, subject to Section 2.12(c) ( Suspension or Cancellation by Lenders), such Lender has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement and the relevant Loan Agreement up to such specified date.

(c)	Any portion of the Loans that is cancelled under this Section 2.13 may not be reinstated or disbursed.

Section 2.14     Taxes.

(a)        The Borrower shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of a Lender) on or in connection with the payment of any and all amounts due under this Agreement or any other Financing Document that are now or in the future levied or imposed by any Authority of the Country or by any organization of which the Country is a member or any jurisdiction through or out of which a payment is made.

(b)        Except to the extent otherwise expressly provided in any Loan Agreement, all payments of principal, interest, fees and other amounts due under this Agreement or any other Financing Document shall be made without deduction for or on account of any Taxes levied or imposed by any Authority of the Country or any jurisdiction through or out of which a payment is made by the Borrower.

(c)        If the Borrower is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement or, as the case may be, the relevant Financing Document, shall be increased to such amount as may be necessary so that the relevant Lender receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrower under this subsection) had those payments been made without that deduction, except to the extent otherwise expressly provided in any Loan Agreement.

(d)        If Section 2.14(c) applies and any Lender so requests, the Borrower shall deliver to the requesting Lender (with a copy to all other Lenders) official tax receipts evidencing payment (or certified copies of them) within 30 days of the date of that request.

(e)        If the Borrower is required to (i) pay any additional amounts pursuant to Section 2.14(c) on account of any present or future Taxes imposed by any Authority of the Country or any jurisdiction through or out of which a payment is made in connection with the Loans or (ii) pay any amounts pursuant to Section 2.10 ( Increased Costs), and in each case such obligation cannot be avoided by the Borrower, acting reasonably, the Borrower may prepay that part of the Loans with respect to which the Taxes or

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Increased Costs are being incurred. Such prepayment shall be made in accordance with Section 2.06(a)  (Prepayment), except that the prepayment premium specified in Section 2.06(a)(ii) shall not apply.

Section 2.15      Expenses.

(a)        The Borrower shall pay or, as the case may be, reimburse each Lender or its assignees any amount paid by them on account of, all taxes, duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Financing Documents and any other documents related to this Agreement or any other Financing Document.

(b)	The Borrower shall pay to the relevant Lender or as such Lender may direct:

(i)	the documented fees and expenses of Lenders’ counsel in the Country and New York incurred in connection with:

(A)	the preparation of the investment by the Lenders provided for under this Agreement and any other Financing Document;

(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the Financing Documents and any other documents related to them;

(C)	the giving of any legal opinions required by any Lender under this Agreement and any other Financing Document;

(D)	the administration by each Lender of the investment provided for in this Agreement and the other Financing Documents or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Financing Documents;

(E)	the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loans and their disbursement; and

(F)	the occurrence of any Event of Default or Potential Event of Default;

provided, that such fees and expenses shall be subject to (x) the provisions of the Marval Retainer Agreement, in the case of fees and expenses of Lenders’ counsel in the Country and (y) the provisions of the A&O Retainer Agreement, in the case of fees and expenses of Lenders’ counsel in New York.

(ii)	the costs and expenses incurred by any Lender in relation to efforts to enforce or protect its rights under any Financing Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants’ fees.

Section 2.16      Illegality. If, after the date of the Original Common Terms Agreement, any change made in any applicable law or regulation or official directive (or its interpretation or application by any Authority charged with its administration) (herein the “Relevant Change”) makes it unlawful, in any Lender’s reasonable determination, for such Lender (or any Participant thereof) to continue to maintain or to fund its Loan (or its Participation), or any portion thereof:

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(a)        the Borrower shall, upon request by the relevant Lender, with a copy to all other Lenders (but subject to any applicable Authorization having been obtained), on the earlier of (x) the next Interest Payment Date and (y) the date that such Lender advises the Borrower is the latest day permitted by the Relevant Change, prepay in full that part of its Loan that such Lender advises is so affected; provided, that (for the avoidance of doubt) any prepayment premium specified in the relevant Loan Agreement and referred to in Section 2.06(a)(ii) (Prepayment) shall not apply;

(b)        concurrently with the prepayment of the part of the Loans that is affected by the Relevant Change, the Borrower shall pay all accrued interest, Increased Costs (if any) on that part of the Loans (and, if that prepayment is not made on an Interest Payment Date, any amount payable in respect of the prepayment under Section 2.11 (Unwinding Costs));

(c)        the Borrower agrees to take all reasonable steps to obtain, as quickly as possible after receipt of any Lender’s request for prepayment, the Authorization referred to in Section 2.16(a) if any such Authorization is then required; provided, that each Lender agrees to take all reasonable steps to the extent permitted under applicable law to permit the Borrower to make any prepayment required under this Section 2.16 on an Interest Payment Date; and

(d)        the Borrower shall have no further right to disbursement of the undisbursed portion of the Loans corresponding to the part affected by the Relevant Change after it has received the relevant Lender’s request for prepayment under this Section.

ARTICLE III

Representations and Warranties

Section 3.01      Representations and Warranties. The Borrower represents and warrants to each Lender as of the date hereof, except as to those representations and warranties that, by their express terms, are stated below to be made as of any specific date (including those that relate to an earlier date), that:

(a)        Organization and Authority. Each of the Borrower and each of its Subsidiaries is a company duly incorporated and validly existing under the laws of the jurisdiction of its organization and has the corporate power and has obtained all required material Authorizations to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Financing Documents to which it is a party or will, in the case of any Financing Document not executed as at the date of this Agreement, when that Financing Document is executed, have the corporate power to enter into, and comply with its obligations under, that Financing Document (notwithstanding the Borrower’s compliance with the periodic information regime pursuant to Communication “A” 6401 of the central bank of the Country, as amended and supplemented from time to time);

(b)        Validity. Each Financing Document to which the Borrower or any Subsidiary is a party has been, or will be, duly authorized and executed by such Person and constitutes, or will, when executed constitute, a valid and legally binding obligation of such Person, enforceable in accordance with its terms, and none of the agreements listed in Section 4.01(a) ( Conditions of the Disbursement) has been, or will be, amended or modified except as permitted under this Agreement;

(c)        No Conflict. Neither the making of any Financing Document to which the Borrower or any Subsidiary is a party nor (when all the Authorizations referred to in Section 4.01(c) ( Conditions of the Disbursement) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the material terms, conditions or provisions of, or constitute a default or require any consent

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under, any material indenture, mortgage, agreement or other instrument or arrangement to which such Person is a party or by which it is bound, or violate any of the material terms or provisions of such Person’s Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to such Person;

(d)	Status of Authorizations.

(i)	To the best of the Borrower’s knowledge after due inquiry, (A) all material Authorizations necessary for conducting the business, Operations, trade and ordinary activities of the Borrower and each of its Subsidiaries and (B) all Authorizations necessary for the Borrower entering into and complying with its obligations under this Agreement and each of the other Financing Documents, have been obtained and are in full force and effect;

(ii)	All of the Authorizations referenced in subclause (i)(B) above are specified in Part I of Annex B;

(iii)	The Authorizations specified in Part II of Annex B are all of the material Authorizations needed by the Borrower or any of its Subsidiaries comprising licenses to provide its cellular mobile telephony services and to operate the broadband and Community Antenna Television (CATV) and each of those Authorizations: (A) has been obtained and is in full force and effect, (B) is lawfully held by the Borrower (for the avoidance of doubt, none of the Authorizations in Part II of Annex B is held by a Subsidiary of the Borrower, except as specified therein), and (C) is free from any encumbrance or restriction (other than restrictions imposed by the Authorization itself or the relevant Authority);

(iv)	None of the Borrower nor its Subsidiaries is in violation of the terms of any Authorization which could reasonably be expected to result in a Material Adverse Effect; and

(v)	None of the Authorizations indicated in Annex B will be terminated or adversely affected as a result of the consummation of the Transaction;

(e)        No Amendments to Charter. The Charter of the Borrower or any Subsidiary has not been amended since August 31, 2017;

(f)         No Immunity. Neither the Borrower nor any of its Subsidiaries nor any of their respective property enjoys any right of immunity from set off, suit or execution with respect to their respective assets or their respective obligations under any Financing Document; provided, however, that, pursuant to Section 243 of the Argentine Civil and Commercial Code, if there are any rights of any creditor of the Borrower or its Subsidiaries with respect to those assets of the Borrower or its Subsidiaries which are deemed to be directly assigned to the rendering of a public service, such rights may not in any manner jeopardize the rendering of a public service, if any, by the Borrower or its Subsidiaries;

(g)        Disclosure. All written information provided directly or indirectly by the Borrower to any Lender was, on the date provided, and continues to be, true and accurate in all material respects and not misleading in any material respect nor is any information omitted from such information that makes the information provided misleading in any material respect (except to the extent that the Borrower has

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provided written updates or amendments to such previously furnished information reflecting changes in circumstance subsequent to the provision of such information);

(h)	Financial Condition. Since December 31, 2018, neither the Borrower nor any of its

Subsidiaries:

(i)	has suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability, except for the losses disclosed in the financial statements of the Borrower for the period ending on September 30, 2019 and the additional losses incurred after such financial statements, which in neither case result in a Material Adverse Effect;

(ii)	has undertaken or agreed to undertake any substantial obligation that would have a Material Adverse Effect;

(i)         Financial Statements. The Consolidated and unconsolidated financial statements of the Borrower and its Subsidiaries for the period ending on December 31, 2018;

(i)	have been prepared in accordance with the Accounting Standards, and give a true and fair view of the financial condition of the Borrower and its Subsidiaries as of the date as of which they were prepared and the results of the operations of the Borrower and its Subsidiaries during the period then ended in all material respects;

(ii)	disclose all material liabilities (contingent or otherwise) of the Borrower and its Subsidiaries, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrower or any of its Subsidiaries (whether or not such commitments have been disclosed in such financial statements);

(j)         Employee Benefit Plans. Each of the Borrower and its Subsidiaries is in compliance in all material respects with its respective obligations relating to all employee benefit plans established, maintained or contributed to by it and does not have outstanding any material liabilities with respect to any such employee benefit plans;

(k)	Title to Assets and Permitted Liens.

(i)	each of the Borrower and its Subsidiaries has good and marketable title to all of the assets purported to be owned by it (except such minor defects that are not reasonably expected to have a Material Adverse Effect) and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, other than Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower or any of its Subsidiaries of any Lien; and

(ii)	Annex C sets forth each Investment of the Borrower and its Subsidiaries in excess of $20,000,000 that exists as of April 30, 2019;

(l)         Financial Debt. Annex D sets forth all Financial Debt of the Borrower and its Subsidiaries, as of April 30, 2019, in excess of $10,000,000, and there exists no outstanding default thereunder;

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(m)       Taxes. All tax returns and reports of the Borrower and its Subsidiaries that are, to the best of the Borrower’s knowledge, after due inquiry, required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Borrower or any of its Subsidiaries, or their respective properties, income or assets, which, to the knowledge of the Borrower, are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest or that are being contested in good faith by appropriate proceedings, and in each case in respect of which proper reserves have been recorded in accordance with the Accounting Standards;

(n)        Litigation. Neither the Borrower nor any of its Subsidiaries is engaged in nor, to the best of its knowledge, after due inquiry, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(o)	Compliance with Law.

(i)	To the best of its knowledge and belief, after due inquiry, neither the Borrower nor any of its Subsidiaries is in violation of any material statute or regulation of any Authority (including, without limitation, any Environmental and Social Legislation) in connection with the conduct of its respective business or ownership of its respective property;

(ii)	No judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect; and

(iii)	To the best of its knowledge and belief, after due inquiry, the Borrower and its Subsidiaries are materially in compliance with the Foreign Exchange Regulations, and no filings (other than the periodic information regimes pursuant to Communications “A” 6401 and “A” 6815 of the central bank of the Country) are necessary for the payments set forth in the Financing Documents;

(p)	Environmental Matters.

(i)	To the best of its knowledge and belief, after due inquiry, there are no material social or environmental risks or issues in respect of its or any of its Subsidiaries’ business and Operations;

(ii)	Neither it nor any of its Subsidiaries has received nor is it nor any of its Subsidiaries aware of (A) any existing or threatened in writing complaint, order, directive, claim, citation or notice from any Authority or (B) any material written communication from any Person, in either case, concerning its business’ or its Operations’ failure to comply with any matter covered by the Environmental and Social Standards and Guidelines which has, or could reasonably be expected to have, a Material Adverse Effect or any material impact on the implementation or operation of its business and Operations in accordance with the Environmental and Social Standards and Guidelines;

(q)        Labor Matters. There are no ongoing or, to the best knowledge of the Borrower after due inquiry, threatened, strikes or material slowdowns or work stoppages by employees of the Borrower or any of its Subsidiaries;

(r)	Use of Proceeds. The proceeds of the Loans shall be utilized for the Transaction;

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(s)        Subsidiaries. The entities listed on Annex E are the only Subsidiaries of the Borrower, and Annex E correctly sets forth, as of the date hereof, (i) the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries, and the direct owner thereof and (ii) the percentage ownership (direct and indirect) of each holder in each class of capital stock of the Borrower, and the direct owner thereof;

(t)         Prohibited Practices. Neither the Borrower, nor any of its Subsidiaries, nor any of their respective Affiliates, nor any Person acting on its or any of their behalf, has committed or engaged in, with respect to any of their respective business or Operations or any transaction contemplated by this Agreement, any Prohibited Practice;

(u)        Permitted Holders. Annex I includes all the information about beneficial ownership required to be disclosed to the relevant Authority in the Country pursuant to Resolution No. 7/2015 of the Superintendence of Companies of the City of Buenos Aires (Inspección General de Justicia) and the ownership reporting requirements of the Argentine Comisión Nacional de Valores;

(v)        Pari Passu Ranking. The Borrower’s payment obligations under the Financing Documents rank at least pari passu in priority of payment with all its other unsecured and unsubordinated creditors, except for any obligations mandatorily preferred by the laws of the Country, as applicable to the Borrower;

(w)       UN Security Council Resolutions. The Borrower has neither entered into any transaction nor engaged in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

(x)        Merger with Cablevisión S.A.All necessary corporate action and approvals to authorize the merger of Cablevisión S.A. with and into the Borrower have been taken and all regulatory approvals and registrations required for the effectiveness of such merger have been obtained, and all of the foregoing are in full force and effect;

(y)        Legal Form. This Agreement is in proper legal form for its enforcement against the Borrower under the laws of the Country; provided, that such enforcement shall be subject to: (i) compliance with the requirements of Sections 517 and 519 of Law No. 17,454, as amended and supplemented (Argentine Civil and Commercial Procedures Code) relating to the execution of foreign judgments; (ii) limitations arising from bankruptcy, insolvency, reorganization (including quiebra, concurso preventivo and acuerdo preventivo extrajudicial), fraudulent conveyance, moratorium or similar laws relating to, or affecting, enforcement of creditors’ rights; (iii) general principles of law, including reasonableness, good faith, fair dealing and regular exercise of rights; (iv) pursuant to Laws No. 24,573 and 26,589, the regulatory Decree No. 1,467/2011 (as amended and supplemented) and other ancillary regulations (as amended and supplemented), certain mediation procedures must be exhausted prior to the initiation of lawsuits in the Country, with the exception, among others, of bankruptcy and summarized foreclosure proceedings (which include the enforcement of foreign judgments), in which cases mediation remains optional for the plaintiff; (v) the limitations to foreclosure of property which is determined by law or the courts of the Country for the validity and enforceability of each of the Financing Documents (including any necessary registration, recording or filing with any court or other authority in the Country) have been accomplished, and no other Taxes are required to be paid to the Country, or to any of its political subdivisions (other than any applicable court tax (tasa de justicia), if necessary); and (vi) a translation by a public translator into the Spanish language of any document written in a different language shall be required, for the admissibility in evidence in court of the Country of any such document;

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(z)        Choice of Law; Consent to Jurisdiction. Under the applicable law of the Country, the choice of the law of New York to govern this Agreement and the other Financing Documents subject to New York law is valid and binding. The Borrower’s consent to the jurisdiction of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan as provided in Section 7.05 (Enforcement) is valid, binding and irrevocable, and service of process effected in the manner provided in Sections 7.05(e), (f) and (g)  (Enforcement) will be effective to confer personal jurisdiction over the Borrower in such courts.

(aa)      Sanctions. Neither the Borrower nor any of its Subsidiaries, directors, officers, or employees (i) is a Restricted Party, (ii) has violated or is violating any Sanctions, (ii) is engaged in any activities that could result in its becoming a Restricted Party, or (iii) or, to the knowledge of the Borrower, any director, officer or Controlled Affiliate of the Borrower or any of its Subsidiaries or Cablevisión Holding S.A., Fintech Holdings Inc. or Fintech Telecom LLC, has been notified by any relevant Sanctions Authority or is otherwise aware that it or any of its Subsidiaries is currently the subject of any claim, action, suit, proceeding, investigation or other inquiry with respect to compliance with or potential liability with respect to any Sanctions or Anti-Money Laundering Laws (iv) knows, nor has reason to believe any of its Subsidiaries is or may become the subject of any Sanctions-related investigation or judicial proceeding;

(bb)      Sanctions List Engagement. None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer or Controlled Affiliate of the Borrower or any of its Subsidiaries or Cablevisión Holding S.A., Fintech Holdings Inc. or Fintech Telecom LLC, is currently, or has engaged in the last five years, in any business (directly or knowingly indirectly) with a Restricted Party, except as described in the Form 20-F; and

(cc)      No Material Omissions. None of the representations and warranties in this Section 3.01 omits any matter the omission of which makes any of such representations and warranties misleading in any material respect; provided, that notwithstanding the foregoing, the Borrower shall not be deemed to make any representation or warranty except as expressly set forth in this Agreement.

Section 3.02      Lender Reliance. The Borrower acknowledges that it makes the representations and warranties in Section 3.01 with the intention of inducing the Lenders to enter into this Agreement and the other Financing Documents (and each Participant to enter into a Participation Agreement) and that each Lender enters into this Agreement and the other Financing Documents (and each Participant has entered or will enter, as the case may be, into a Participation Agreement) on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV

Conditions of the Disbursement

Section 4.01      Conditions of the Disbursement. The obligation of each Lender to make the Disbursement of its Loan (such Lender, a “Disbursing Lender”) is subject to the fulfillment prior to or concurrently with the making of such Disbursement of the following conditions:

(a)        Financing Documents. Each of the Financing Documents to which the Disbursing Lender is a party is in form and substance satisfactory to such Lender, has been entered into by all parties to it, as applicable, and has become (or, as the case may be, remains) unconditional and fully effective in accordance with its respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and the Disbursing Lender has received a copy of each of the Loan Agreements to which it is not a party:

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(b)        Certificate of Incumbency and Authority. The Disbursing Lender has received a Certificate of Incumbency and Authority from the Borrower, dated the date of the Disbursement, together with copies of the Charter, by-laws, resolutions and powers of attorney referred to in the Certificate of Incumbency and Authority, and all of the foregoing shall be in form and substance satisfactory to the Disbursing Lender;

(c)         Authorizations. The Borrower has obtained, and provided to the Disbursing Lender copies of, all Authorizations listed in Annex B, which Authorizations are the only Authorizations that are necessary for:

(i)	the Loans;

(ii)	the carrying out of the business and Operations of the Borrower and its Subsidiaries;

(iii)	the due execution, delivery, validity and enforceability of, and performance by the Borrower of its respective obligations under, this Agreement and the other Financing Documents, and any other documents necessary or desirable to the implementation of any of those agreements or documents; and

(iv)	the remittance to each of the Lenders or their respective assigns in Dollars of all monies payable with respect to the Financing Documents;

or that are material to the Borrower’s Operations, and all those Authorizations are in full force and effect;

(d)	Legal Opinions on the Law of the Country.

(i)	If requested by the Disbursing Lender, such Lender has received a legal opinion from Marval, O’Farrell & Mairal covering the laws of the Country and the matters listed in Schedule 4(A);

(ii)	The Disbursing Lender has received a legal opinion from Borrower’s counsel in the Country concurring with the legal opinion in the foregoing clause (i) and covering such other matters relating to the transactions contemplated by this Agreement as such Lender may reasonably request;

(e)         Legal Opinions on the Law of New York. If requested by the Disbursing Lender, such Lender has received a legal opinion addressed from Allen & Overy LLP covering New York law and the matters set forth in Schedule 4(B);

(f)        Insurance . The Disbursing Lender has received copies of all insurance policies required to be obtained pursuant to Section 5.04 (Insurance) and Annex F prior to the date of the Disbursement, and a certification of the Borrower’s and its Subsidiaries’ insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;

(g)        Fees. The Disbursing Lender has received the fees which Section 2.07 (Fees) requires to be paid before the date of the Disbursement;

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(h)        Legal Fees and Expenses. The Disbursing Lender has received the reimbursement of all invoiced fees and expenses of legal counsel as provided in Section 2.15(b)(i) (Expenses) or confirmation that those fees and expenses have been paid directly to that counsel;

(i)         Authorization of Auditors. The Disbursing Lender has received a copy of the authorization to the Auditors referred to in Section 5.01(f)  (Affirmative Covenants);

(j)         Solvency. The Disbursing Lender has received a solvency certificate in the form of Schedule 5 from the chief financial officer of the Borrower;

(k)        Appointment of Agent. The Borrower has delivered to the Disbursing Lender evidence, substantially in the form of Schedule 6, of appointment of an agent for service of process pursuant to Section 7.05 (Enforcement), and the corresponding provision of the relevant Loan Agreement;

(l)         Environmental Matters. All actions required to be completed prior to or on the proposed date of the Disbursement pursuant to the Environmental and Social Action Plan have been completed to the satisfaction of the Disbursing Lender;

(m)	No Default. No Event of Default and no Potential Event of Default has occurred and is continuing;

(n)        Use of Proceeds. The proceeds of that Disbursement are, at the date of the relevant request, needed by the Borrower for the purposes described in Section 3.01(r) ( Representations and Warranties), or will be needed for that purpose within 6 months of that date;

(o)        No Material Adverse Effect. Since the date of this Agreement, nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(p)        No Material Loss or Liability. Since March 31, 2019, the Borrower and its Subsidiaries have not incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 5.02 (Negative Covenants);

(q)        Representations and Warranties. The representations and warranties made in Article III are true and correct in all material respects on and as of the date of the Disbursement with the same effect as if those representations and warranties had been made on and as of the date of the Disbursement (but in the case of Section 3.01(c) (Representations and Warranties), without the words in parentheses);

(r)         No Violations. After giving effect to the Disbursement, the Borrower and any of its Subsidiaries would not be in violation of:

(i)	its Charter;

(ii)	any provision contained in any document to which it is a party (including this Agreement) or by which it is bound; or

(iii)	any law, rule, regulation, Authorization in the Country directly or indirectly limiting or otherwise restricting its borrowing or guarantee power or authority or its ability to borrow or guarantee;

(s)        Financial Ratios. Without limiting the generality of Section 4.01(r) (Conditions of the Disbursement), after taking into account the amount of the Disbursement and any other Financial Debt

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incurred by the Borrower after the date of the latest financial statements of the Borrower delivered to the Disbursing Lender pursuant to Section 5.03(a) (Reporting Requirements), the Net Debt to EBITDA Ratio would not exceed 2.5 and the Interest Coverage Ratio would not be less than 3.0, in each case, calculated in accordance with Section 5.01(l) (Financial Ratios);

(t)         Pro Rata Disbursement. The Disbursement of that Loan is made pro rata with the Disbursement of each other Loan that is being disbursed concurrently with that Loan, in proportion to its available Commitment to the Total Commitment.

(u)        Other Conditions. Each other condition specified in the Disbursing Lender’s Loan Agreement has been fulfilled.

Section 4.02      Borrower’s Certification. The Borrower shall deliver to the Disbursing Lender, with respect to the request for Disbursement, certifications in the form included in Schedule 2, relating to the conditions specified in Section 4.01(m) through (u) inclusive (Conditions of the Disbursement) expressed to be effective as of the date of the Disbursement.

Section 4.03     Conditions for Lender’s Benefit. The conditions in Section 4.01 (Conditions of the Disbursement) through Section 4.02 (Borrower’s Certification) are for the benefit of the Disbursing Lender and may be waived only by the Disbursing Lender in its sole discretion

ARTICLE V

Particular Covenants

Section 5.01     Affirmative Covenants. Unless the Required Lenders otherwise agree in writing, the Borrower shall, and shall cause each of its Subsidiaries to:

(a)        Corporate Existence; Conduct of Business. Do all things necessary to maintain its existence and keep in full force and effect its material rights, franchises, licenses, permits, copyrights, trademarks and patents, comply with its charter, conduct its Operations with due diligence and in accordance with sound industry, financial and business practices (in all material respects); provided, that nothing in this clause (a) prevents the Borrower from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is (i) in the reasonable judgment of the Borrower and consistent with its past practices, desirable in the conduct of the business of the Borrower and (ii) in the case of any disposal, permitted under Section 5.02(n) (Asset Sales);

(b)        Use of Proceeds; Compliance with Law. Apply the proceeds of the Loans exclusively as set forth in Section 3.01(r) (Representations and Warranties), comply in all material respects (or, in the case of Environmental and Social Legislation, in all respects) with all applicable law, statutes, regulations and orders of, and all applicable restrictions imposed by, all Authorities in respect of its business and Operations and the ownership of its property (including applicable law, statutes, regulations, orders and restrictions relating to Sanctions and environmental standards and controls, such as any Environmental and Social Legislation);

(c)        Accounting and Financial Management. Maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly (in all material respects) the financial condition of the Borrower and its Subsidiaries and the results of their respective operations in conformity with the Accounting Standards;

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(d)        Taxes. Pay when due, all Taxes, assessments, levies or claims due and payable by it; provided, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such Tax, assessment, levy, or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with, and to the extent required by, the Accounting Standards;

(e)        Auditors. Maintain at all times a firm of internationally recognized independent public accountants acceptable to the Lenders as auditors of the Borrower and its Subsidiaries; provided, that PricewaterhouseCoopers, Deloitte & Touche, KPMG and Ernst & Young shall be deemed acceptable to the Lenders;

(f)        Authorization to Auditors. Irrevocably authorize, in the form of Schedule 7, the Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with the Lenders at any time regarding the Borrower’s or any of its Subsidiary’s accounts and operations, and provide to the Lenders a copy of that authorization, and, no later than 30 days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to the Lenders; provided, that the Lenders shall notify the Borrower before communicating with the Auditors;

(g)       Access. Upon any Lender’s request and with reasonable prior notice to the Borrower, permit representatives of such Lender (including, in the case of IDB Invest, MICI), during normal office hours, to:

(i)	visit any of the sites and premises where the business of the Borrower or any of its Subsidiaries is conducted;

(ii)	inspect any sites, facilities, plants and equipment of the Borrower and any of its Subsidiaries;

(iii)	have access to the books of account and all records and any of its Subsidiaries;

(iv)	with prior notice to the Borrower, have access to those employees, agents and contractors of the Borrower who have or may have knowledge of matters with respect to which such Lender seeks information; and

(v)	conduct appraisals, inspect documents, plans, procedures, and audit the state of Borrower’s compliance with the requirements pertaining to the Environmental and Social Issues, Environmental and Social Standards and Guidelines;

provided, that (A) such access shall not include information that is or contains trade secrets or information that is protected by attorney-client privilege, (B) no such reasonable prior notice shall be necessary if an Event of Default or Potential Event of Default is continuing or if special circumstances so require and (C) in the case of the MICI, such access shall be for the purpose of carrying out the MICI’s role;

(h)        Environmental Matters. Undertake its respective business and Operations in compliance with the applicable requirements of the Environmental and Social Standards and Guidelines and the Environmental and Social Action Plan;

(i)         Review of Environmental and Social Compliance Report. Periodically review the form of the Environmental and Social Compliance Report and advise the Lenders as to whether revision of the form is necessary or appropriate in light of changes to the Borrower’s or its Subsidiaries’ business or

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Operations, or in light of environmental or social risks identified by the Borrower; and revise the form as agreed with the Required Lenders;

(j)         Authorizations. (i) Obtain and maintain in force (and where appropriate, renew in a timely manner) all material Authorizations, including without limitation the Authorizations specified in Annex B, which are necessary for the implementation of the Transaction, the carrying out of the business and Operations of the Borrower and its Subsidiaries generally and the compliance by the Borrower and its Subsidiaries with all their respective obligations under the Financing Documents; and (ii) comply with all the conditions and restrictions contained in, or imposed on the Borrower or any of its Subsidiaries by, those Authorizations; provided, that nothing in this clause (j) shall prevent the Borrower from terminating or relinquishing any Authorization (or any portion thereof) if such Authorization (or such portion) is no longer necessary, under applicable law, for the Operations of the Borrower.

(k)        Pension Plans. Comply with all material requirements relating to any pension or employee benefit plans;

(l)         Financial Ratios. With respect to the Borrower and its Subsidiaries, maintain at all times the following ratios on a Consolidated Basis:

(i)	an Interest Coverage Ratio of not less than 3.0; and

(ii)	a Net Debt to EBITDA Ratio of not more than 3.0;

which shall be determined as follows: (A) only on a Consolidated Basis in respect to the Borrower and its Subsidiaries, so long as the Borrower’s revenues and EBITDA, as shown in the latest unaudited financial statements of the Borrower, account for 80% or more of the consolidated revenues and EBITDA of the Borrower and its Subsidiaries; and (B) both on an unconsolidated basis and on a Consolidated Basis for the Borrower and its Subsidiaries, in each case when the Borrower’s revenues and/or EBITDA, as shown in the latest unaudited financial statements of the Borrower, account for less than 80% of the consolidated revenues and/or EBITDA of the Borrower and its Subsidiaries;

(m)       Pari Passu Obligations. Take such action as may be necessary to ensure that, at all times, the obligations owing to each Lender under the Financing Documents to which such Lender is a party are direct, general, unconditional and unsubordinated obligations of the Borrower that rank at least pari passu in priority of payment to all unsecured obligations of the Borrower, except for any obligations given mandatory priority by operation of applicable law.

(n)        Sanctions. Remain in, and will cause its subsidiaries to remain in, (i) compliance in all respects with OFAC rules and regulations and any other Sanctions (ii) implement internal controls to ensure that no portion of the proceeds of the Loans are being made available, directly or knowingly indirectly, to any Restricted Party, (iii) promptly notify the Lenders in writing if the Borrower or any of its Subsidiaries or a Permitted Holder becomes a Restricted Party, has violated any Sanctions or is convicted on, pleads nolo contendere to, is indicted on or is arraigned and held over on charges involving, money laundering or predicate crimes to money laundering.

(o)        Compliance with Foreign Exchange Regulations. (i) Ensure that all proceeds of the Loans are transferred to a bank account in the Country, and (ii) without limiting the foregoing, comply with all applicable Foreign Exchange Regulations for the repayment of each of the Loans in accordance with Section 2.05 (Repayment), including without limitation, compliance with any requirements necessary to permit the Borrower to have access to the foreign exchange market in Argentina for the purpose of servicing principal and interest payments under the Loans.

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Section 5.02      Negative Covenants. Unless the Required Lenders otherwise agree in writing, the Borrower shall not, and shall cause each of its Subsidiaries not to:

(a)	Restricted Payments. Declare or pay any Restricted Payment, except that:

(i)	any Subsidiary of the Borrower may declare and pay Restricted Payments in cash to the Borrower or to any wholly-owned Subsidiary of the Borrower;

(ii)	any non-wholly-owned Subsidiary of the Borrower may declare and pay cash dividends to its stockholders; provided, that the Borrower and its Subsidiaries must receive at least their proportionate share of any cash dividends paid by such non-wholly-owned Subsidiary;

(iii)	the Borrower and its Subsidiaries may declare and pay Restricted Payments required to be paid under Law No. 19,550 (as amended and supplemented) or Law No. 26,831 amended by Law No. 27,440 (as amended and supplemented) and regulations thereunder; and

(iv)	the Borrower may declare and pay dividends in cash or in bonds or other securities issued by the Borrower, and may redeem, retire or purchase to the extent permitted by applicable law any of the Borrower’s outstanding capital stock, if in each case all of the following conditions are satisfied before and after giving effect to such dividend, redemption, retirement or purchase: (A) no Potential Event of Default or Event of Default shall have occurred or is continuing or would result therefrom and (B) the Borrower is in compliance with all financial covenants set forth in Section 5.01(l) ( Affirmative Covenants) on a Pro Forma Basis;

(b)        Capital Expenditures. Incur expenditures or commitments for expenditures for fixed or other non-current assets, other than (i) those required or requested to be made by any Authority, and (ii) those incurred by the Borrower and its Subsidiaries if, after giving effect thereto, the Borrower is in compliance with all financial covenants set forth in Section 5.01(l) ( Affirmative Covenants) on a Pro Forma Basis;

(c)	Permitted Financial Debt. Incur or assume any Financial Debt except:

(i)	the Loans;

(ii)	existing Financial Debt listed on Annex D;

(iii)	short term (with a maturity of not more than 12 months) unsecured Financial Debt if, immediately after giving effect to the incurrence or assumption thereof, the Borrower and its Subsidiaries comply with the following ratios, calculated pursuant to 5.01(l) (Affirmative Covenants) on a Pro Forma Basis

(A)	an Interest Coverage Ratio of not less than 3.0; and

(B)	a Net Debt to EBITDA Ratio of not more than 2.5;

provided, that the amount of such short term unsecured Financial Debt denominated in Dollars in the aggregate outstanding at any time shall not exceed

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an amount equal to the greater of 10% of the total Financial Debt and $250,000,000; provided further, that the cap set forth in the preceding proviso shall not apply to any such short term unsecured Financial Debt that is incurred or assumed in Pesos (for the avoidance of doubt, compliance with the foregoing ratios calculated in accordance with 5.01(m) on a Pro Forma Basis shall apply with respect to all short term unsecured Financial Debt regardless that it is denominated in Dollars or Pesos);

(iv)	other Financial Debt of the Borrower and its Subsidiaries incurred or assumed after the date hereof if, immediately after giving effect to the incurrence or assumption thereof, the Borrower and its Subsidiaries comply with the following ratios, calculated in accordance with Section 5.01(l) (Financial Ratios) on a Pro Forma Basis:

(A)	an Interest Coverage Ratio of not less than 3.0; and

(B)	a Net Debt to EBITDA Ratio of not more than 2.5; and

(v)	Permitted Refinancing Debt in respect of Financial Debt otherwise permitted under this Section 5.02(c);

(d)        Leases. Enter into any agreement or arrangement to lease any property or equipment of any kind (other than Financial Leases), except for (i) Permitted Leases and (ii) leases with respect to which the aggregate lease payments do not exceed the equivalent of $40,000,000 in any Financial Year, in each case, as long as the Borrower remains in compliance with all financial covenants set forth in Section 5.01(l) (Financial Ratios) on a Pro Forma Basis;

(e)        Hedging Contracts. Enter into any Hedging Contract or assume the obligations of any party to any Hedging Contract, except for interest rate protection agreements and currency protection agreements incurred for non-speculative purposes in the ordinary course of business on commercially reasonable terms;

(f)         Guarantees and Other Obligations. Enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person, except:

(i)	Non-Recourse Pledges;

(ii)	guarantees or indemnities in respect of a portfolio of credit receivables originated by the Borrower and being subject of a sale, securitization or “synthetic” securitization as long as they exclusively relate to factoring or similar transactions with respect to the Borrower’s receivables in the ordinary course of business;

provided, that after giving effect to the incurrence of any such obligations pursuant to items (i) and (ii), the Borrower and its Subsidiaries are in compliance with the following ratios, calculated in accordance with Section 5.01(l) (Financial Ratios) on a Pro Forma Basis:

(A)	an Interest Coverage Ratio of not less than 3.0; and

(B)	Net Debt to EBITDA Ratio of not more than 2.5;

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(g)        Permitted Liens. Create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower or any of its Subsidiaries, except for the following (collectively, “Permitted Liens”):

(i)	Liens in existence on the date hereof which are listed, and the property subject thereto described, in Annex G and any Lien granted as a replacement or substitute therefor; provided, that any such Liens are no less favorable to the Lenders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the debt being refinanced;

(ii)	any Lien arising from any Tax or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as the Borrower has set aside adequate reserves in accordance with the Accounting Standards;

(iii)	Liens created or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, purchase, construction or sales contracts, leases, government performance and return-of-money bonds and other similar obligations (other than obligations for the payment of borrowed money), so long as the Lien does not interfere with the implementation of the Transaction or the carrying on of the business or Operations of the Borrower or any of its Subsidiaries;

(iv)	Liens created in the ordinary course of business upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, so long as the Lien does not interfere in any material respect with the implementation of the Transaction or the carrying on of the business or Operations of the Borrower or any of its Subsidiaries;

(v)	Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default under this Agreement;

(vi)	Liens on the property or assets of any corporation which becomes a Subsidiary of the Borrower after the date hereof in connection with a Permitted Acquisition, which Liens secure Financial Debt permitted by Section 5.02(k)(vii); provided, that (A) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation of the acquisition, (B) any such Lien by its terms covers only property or assets of such corporation which were covered immediately prior to the time it became a Subsidiary and (C) any such Lien does not by its terms secure any Financial Debt other than the Financial Debt existing immediately prior to the time such corporation becomes a Subsidiary;

(vii)	easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Financial Debt and not interfering in any material respect with the conduct of the business and Operations of the Borrower or any of its Subsidiaries;

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(viii)	additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 5.02(g) that do not secure obligations in excess of the equivalent of $25,000,000 in the aggregate for all such Liens at any time;

(ix)	Liens placed upon property acquired or improved after the date hereof and used in the ordinary course of business of any Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by such Borrower or such Subsidiary, or within 90 days thereafter, to secure indebtedness incurred to acquire such equipment or improvements; provided, that (x) such Liens do not at any time encumber any property of the Borrower other than the property financed by such indebtedness incurred to acquire such equipment or improvements, (y) the debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (z) the Lien does not interfere in any material respect with the implementation of the Transaction or the carrying on of the business or Operations of the Borrower or any of its Subsidiaries; provided further, that if after giving effect to the incurrence of any such Lien either the Interest Coverage Ratio decreases or the Net Debt to EBITDA Ratio increases from what it was prior to such incurrence calculated both on an unconsolidated basis and on a Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 5.01(l) (Financial Ratios)) and on a Pro Forma Basis, the aggregate amount of all Liens permitted pursuant to this paragraph (ix) shall not exceed at any time 10% of the Borrower’s total unconsolidated Financial Debt; and

(x)	the designation of lessors, construction companies and other counterparties as loss payees under insurance policies in the ordinary course of business as required by customary contractual requirements, other than in connection with or in anticipation of the incurrence of Financial Debt.

(h)        Arm’s Length Transactions. Enter into any transaction with the Borrower’s Affiliates except for (i) transactions in the ordinary course of business on the basis of arm’s length arrangements (including, without limitation, transactions whereby the Borrower or a Subsidiary might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products), (ii) transactions in existence as of the date of the Original Common Terms Agreement that are included in the financial statements of the Borrower for the period ending on March 31, 2019 and in Annex H for any transaction subsequent to such date, and (iii) transactions permitted under Section 5.02(k)(iv) or (k)(v), or otherwise permitted under this Agreement;

(i)         Profit Sharing Arrangements. Enter into any partnership, profit sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person, except for customary and standard industry agreements as are reasonable and prudent and provided that they are entered into on an arm’s length basis and in the ordinary course of business;

(j)         Management Contracts. Enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, except for such arrangements with third parties in the ordinary course of business and on an arm’s length basis;

(k)        Permitted Investments. Make or permit to exist loans or advances to, or deposits (except commercial bank deposits in cash in the ordinary course of business) with, other Persons or investments

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in any Person or enterprise (each of the foregoing are an “Investment” and, collectively, “Investments”) other than the following:

(i)	the Borrower and its Subsidiaries may acquire and hold Cash Equivalents;

(ii)	the Borrower and its Subsidiaries may hold the Investments held by them on the date hereof including those described on Annex C; provided, that any additional Investments made with respect thereto shall be permitted only if (x) committed as of the date hereof or (y) is permitted under the other provisions of this Section 5.02(k);

(iii)	the Borrower may enter into a Hedging Contract or assume the obligations of any party to a Hedging Contract to the extent permitted by Section 5.02(e);

(iv)	the Borrower and its Subsidiaries may make intercompany loans and advances to any Subsidiary related to management and brand fees (excluding interconnection, connectivity, and corporate services) for up to $20,000,000; provided, that (A) the terms and conditions agreed with the relevant parent company are typical and reasonable in commercial terms, (B) such transactions are on an arm’s length basis, and (C) no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom;;

(v)	the Borrower may make capital contributions to, or acquire equity interests of, any of its Subsidiaries and/or provide intercompany loans to one or more of its Subsidiaries; provided, that (A) the aggregate amount of contributions made, together with the amount of any intercompany loans provided, pursuant to this clause (v), when added to the aggregate outstanding principal amount of intercompany loans and advances made to all of its Subsidiaries (determined without regard to any write-downs or write-offs thereof and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), shall not exceed an amount equivalent to $200,000,000 per Financial Year, including any amount necessary to avoid being diluted by third parties in any capital increase of such Subsidiary, (B) no contribution may be made or loan provided pursuant to this clause (v) at any time that an Event of Default or Potential Event of Default has occurred and its continuing, (C) after giving effect to any Investment made in or to any Subsidiary pursuant to this clause (v) the Borrower remains, both on an unconsolidated basis and on Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 5.01(l) ( Financial Ratios)), in compliance with Section 5.01(l) (Financial Ratios) on a Pro Forma Basis and (D) notwithstanding anything to the contrary in this clause (v), if the capital contribution and/or intercompany loan is made to a non-wholly owned Subsidiary, then, either: (x) the investment made by the Borrower in such Subsidiary is made pro rata with respect to the investments made by the other shareholders of such non-wholly-owned Subsidiary; or (y) the Borrower’s interest in such non-wholly-owned Subsidiary increases commensurate with such Investment;

(vi)	the Borrower and its Subsidiaries may own the equity interests of its respective Subsidiaries created or acquired after the date hereof in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are

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independently justified under another provision of this Section 5.02(k)) so long as such Subsidiary is in compliance with Section 5.02(s);

(vii)	the Borrower and its Subsidiaries may make a Permitted Acquisition so long as:

(A)	no Event of Default or Potential Event of Default shall have occurred and be continuing at the time of, or shall occur as a result of and after giving effect to, such Permitted Acquisition;

(B)	calculations made by the Borrower with respect to all financial covenants for the respective Calculation Period on a Pro Forma Basis show that all financial covenants would have been complied with as if such Permitted Acquisition had occurred on the first day of such Calculation Period;

(C)	all representations and warranties contained in the Financing Documents have been updated as appropriate and restated by the Borrower, to the Required Lenders’ reasonable satisfaction, as of the date of such Permitted Acquisition;

(D)	the Borrower shall have given 10 days’ prior written notice of such Permitted Acquisition, together with a certificate from its chief financial officer containing the relevant calculations and certifying compliance with the foregoing; and

(E)	the acquisition is in compliance with Section 5.02(s); and

(viii)	investments in the ordinary course of the Borrower’s business; provided, that both before and after giving effect to such investment no Event of Default or Potential Event of Default shall have occurred and be continuing;

(l)         Fundamental Changes. Change (i) its Charter in any manner which would be inconsistent with the provisions of any Financing Document; or (ii) change its Financial Year;

(m)       Nature of Business. Engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the date hereof and reasonable extensions thereof and businesses ancillary or complementary thereto (including, without limitation, information technology services, distribution of content, mobile wallet and other mobile or fixed services or developments and other services and business permitted under the applicable licenses and regulations), or engage directly or indirectly in any business related to any Prohibited Activity;

(n)        Asset Sales. Sell, transfer, lease (including a sale-leaseback) or otherwise dispose of all or any material part of its property or assets (other than sales of inventory in the ordinary course of business), whether in a single transaction or in a series of transactions, related or otherwise, voluntarily or involuntarily, except that:

(i)	the Borrower and its Subsidiaries may liquidate or otherwise dispose of property or equipment that has become worn out, obsolete, damaged or otherwise unsuitable for use in connection with the business and operations of the Borrower;

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(ii)	the Borrower and its Subsidiaries may liquidate or otherwise dispose of assets, if such transaction or series of transactions (A) have proceeds which only are cash or Cash Equivalents, (B) are made on arm’s length terms in the ordinary course of business, in each case at fair market value, (C) would not reasonably be expected to have a Material Adverse Effect, (D) if the consideration received at closing is not cash, the Cash Equivalents received shall remain free of any pledge over them, (E) no Event of Default or Potential Event of Default shall have occurred and be continuing or result therefrom, (F) the Borrower is in compliance with a Net Debt to EBITDA Ratio of not more than 2.5 and an Interest Coverage Ratio of not less than 3.0, calculated in accordance with Section 5.01(l) (Financial Ratios) on a Pro Forma Basis, and (G) such transaction would not affect the ability of the Borrower to comply with its payment obligations under this Agreement; and

(iii)	without limiting paragraph (ii) above, the Borrower and its Subsidiaries may liquidate, sell or otherwise dispose of its infrastructure in cellular phone towers and directly related equipment and real estate property, leases, contracts and administrative permits and Authorizations (including personnel and intellectual property affected to such infrastructure), in one or more series of transactions, through either a corporate restructuring involving a spin-off or split-off (escisión), in kind capital contributions, bulk asset transfer in kind or in cash (transferencia de fondo de comercio), or a combination thereof, or a direct or indirect sale of such assets or of the business unit comprising them; provided, that, in case any such transaction or series of transactions involves a sale to a third party buyer, it shall be permitted only if such transaction or series of transactions with a third party buyer (A) have proceeds which are in cash, Cash Equivalents or equity ownership interests in the buyer of the cellular phone towers, (B) are made on arm’s length terms in the ordinary course of business, in each case at fair market value, (C) would not reasonably be expected to have a Material Adverse Effect, (D) if the consideration received at closing is not cash, the Cash Equivalents received shall remain free of any pledge over them, (E) no Event of Default or Potential Event of Default shall have occurred and be continuing or result therefrom, (F) the Borrower is in compliance, both on an unconsolidated basis and on a Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 5.01(l)), with a Net Debt to EBITDA Ratio of not more than 2.5 and an Interest Coverage Ratio of not less than 3.0, calculated on a Pro Forma Basis, and (G) such transaction would not affect the ability of the Borrower to comply with its payment obligations under this Agreement;

(o)        Use of Proceeds. Make the proceeds of the Loans available, directly or knowingly indirectly, to any Restricted Party;

(p)        Distributions from Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Borrower to (i) pay dividends or make any other distributions on its capital stock or any other equity interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or to pay any Financial Debt owed to the Borrower or any of its Subsidiaries, (ii) make loans or advances to the Borrower or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) applicable law, (B) the Financing Documents, (C) customary provisions restricting subletting or

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assignment of any lease governing any leasehold interest of any of the Borrower’s Subsidiaries, (D) customary provisions restricting assignment of any licensing agreement (in which any of the Borrower’s Subsidiaries is the licensee) or other contract entered into by any of the Borrower’s Subsidiaries in the ordinary course of business, (E) restrictions on the transfer of any asset pending the closing of the sale of such asset, and (F) restrictions on the transfer of any asset subject to a Permitted Lien; except for restrictions contained in any Financial Debt permitted pursuant to Section 5.02(c) (Negative Covenants) and as are reasonable or customary for such financing arrangements contained therein;

(q)        UN Security Council Resolutions. Enter into any transaction or engage in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

(r)         Prohibited Practices; Prohibited Activities. Engage in (and neither the Borrower nor any Subsidiary shall authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to its Operations or any transaction contemplated by this Agreement, any Prohibited Practices or any Prohibited Activities. The Borrower further covenants that should a Lender notify the Borrower of its concerns that there has been a violation of the provisions of this Section or of Section  3.01(t) (Representations and Warranties) of this Agreement, it shall cooperate and it shall cause each relevant Subsidiary to cooperate, in good faith with that Lender and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from that Lender, and shall furnish documentary support for such response upon that Lender’s request; or

(s)        New Subsidiaries. Form or have any new Subsidiary unless (i) such Subsidiary’s business is ancillary or complementary to the Borrower, (ii) the Borrower or such Subsidiary provides within 10 Business Days of a written request from any Lender, other documentation requested by such Lender that is in line with applicable “know your customer” requirements, and (iii) such Subsidiary is permitted pursuant to Section 5.02(k) of this Agreement.

(t)	Sanctions.

(i)	become a Restricted Party;

(ii)	directly or knowingly indirectly fund all or part of any repayment or prepayment of the Loans or discharge any obligation due or owing to a Party under this Agreement out of proceeds derived from: (i) any activity or dealing, direct or indirect, with a Restricted Party; or (ii) any other action or status, in each case as would cause any Party or any of the Borrower’s Subsidiaries to be in breach of any Sanctions or to become a Restricted Party; or

(iii)	directly or knowingly indirectly use the Loan proceeds, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person (i) funding any activities or business of or with any Restricted Party or in any Designated Jurisdiction in violation of Sanctions; (ii) funding any activities of or business in any Designated Jurisdiction in violation of Sanctions; or (iii) in any other manner that would in each case result in violation of any Sanctions (including by any Person participating in the transactions contemplated hereby, whether as advisor, investor or otherwise) or in any Person becoming a Restricted Party;

(u)        Environmental and Social Action Plan. Amend the Environmental and Social Action Plan in any material respect.

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Section 5.03      Reporting Requirements. Unless the Required Lenders otherwise agree, the Borrower shall:

(a)        Quarterly Financial Statements and Reports. Except to the extent the following quarterly financial statements and reports are available on the Borrower’s website, deliver to the Lenders:

(i)	as soon as available but in any event within 45 days after the end of each of the first three calendar quarters of each Financial Year:

(A)	2 copies of the Borrower’s and each of its Subsidiaries’ complete unaudited financial statements for such quarter prepared, on both a Consolidated Basis and an unconsolidated basis, in accordance with the Accounting Standards and on a basis consistent with the Borrower’s audited financial statements, in each case, certified by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower); and

(B)	the quarterly reports disclosed by the Borrower to the market; and

(ii)	as soon as available but in any event within 60 days after the end of the first three calendar quarters of each Financial Year, a report (in a form pre-agreed by the Required Lenders), signed by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower), concerning compliance with the financial covenants in this Agreement;

provided, that, for the avoidance of doubt, if any of the financial statements and reports under this Section 5.03(a) are no longer available on the Borrower’s website or if the Borrower is delisted or otherwise no longer required by applicable law to publish on its website any such financial statements or reports, the Borrower shall furnish such financial statements or reports, as the case may be, directly to the Lenders, at the Lenders’ satisfaction.

(b)	Annual Financial Statements and Reports.

(i)	Except to the extent the following annual financial statements and reports are available on the Borrower’s website, deliver to the Lenders, as soon as available but in any event within 90 days after the end of each Financial Year:

(A)	2 copies of its and each of its Subsidiaries’ complete and audited financial statements for that Financial Year which are in agreement with its books of account and prepared, on both a Consolidated Basis and an unconsolidated basis, in accordance with the Accounting Standards, together with an unqualified audit report on them from the Auditors, all in form satisfactory to the Required Lenders;

(B)	a report (in a form pre-agreed by the Required Lenders) signed by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower) certifying (x) compliance with the Net Debt to EBITDA Ratio and the Interest Coverage Ratio pursuant to Section 5.01(l) ( Affirmative Covenants) (specifying whether for such period such ratios were calculated only on a Consolidated Basis or both on an unconsolidated basis and on a Consolidated Basis pursuant

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to Section 5.01(l) (Affirmative Covenants)), (y) that such officer or Authorized Representative is not aware of any non-compliance by the Borrower with the covenants in Section 5.02 (Negative Covenants) of this Agreement, and, where applicable, detailing any non-compliance, and (z) that all transactions between the Borrower and its Subsidiaries and each of their respective Affiliates, if any, during that Financial Year, complied with the covenant in Section 5.02(h)  (Negative Covenants); and

(C)	a report, signed by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower) updating the identity of each of the Permitted Holders disclosed in Annex I, based on information submitted to the relevant Authority in the Country;

provided, that, for the avoidance of doubt, if any of the financial statements and reports under this Section 5.03(b)(i) are no longer available on the Borrower’s website or if the Borrower is delisted or otherwise no longer required by applicable law to publish on its website any such financial statements or reports, the Borrower shall furnish such financial statements or reports, as the case may be, directly to the Lenders, at the Lender’s satisfaction;

(ii)	With respect to the Borrower’s Operations and except to the extent available on the Borrower’s website:

(A)	if the filing of Form 20-F by Telecom Argentina S.A. with the United States Securities and Exchange Commission (“SEC”) is required by applicable law, as soon as available but in any event no later than May 1st of each Financial Year, deliver to the Lenders a copy of the Form 20-F for that Financial Year filed by Telecom Argentina S.A. with the SEC or,

(B)	if the filing of Form 20-F by Telecom Argentina S.A. with the SEC is no longer required by applicable law, as soon as available but in any event no later than May 1st of each Financial Year, deliver to the Lenders a report by the Borrower on its Operations during that Financial Year, in the form of, and addressing the topics listed in, Schedule 8; and

(C)	if the filing of Form 6-K by Telecom Argentina S.A. with the SEC is required by applicable law, as soon as available but in any event no later than 6 months after the Borrower’s second fiscal quarter of each Financial year, deliver to the Lenders a copy of the Form 6-K for that Financial Year filed by Telecom Argentina S.A. with the SEC; or

(D)	if the filing of Form 6-K by Telecom Argentina S.A. with the SEC is no longer required by applicable law, as soon as available but in any event no later than 6 months after the Borrower’s second fiscal quarter of each Financial Year, deliver to the Lenders (x) an unaudited interim balance sheet as of the end of the Borrower’s second fiscal quarter of such Financial Year and (y) an unaudited semi-annual income statement covering the first two fiscal quarters of such Financial Year;

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provided, that, for the avoidance of doubt, if any of the filings and reports under this Section 5.03(b)(ii) are no longer available on the Borrower’s website or if the Borrower is delisted or otherwise no longer required by applicable law to publish on its website any such filings or reports, the Borrower shall furnish such filings or reports, as the case may be, directly to the Lenders, at the Lender’s satisfaction;

(c)        Management Letters. Deliver to the Lenders, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the Borrower) to the Borrower or its management in relation to the Borrower’s financial, accounting and other systems, management or accounts;

(d)        Environmental and Social Compliance Report. Within 90 days after the end of each Financial Year, deliver to the Lenders the Environmental and Social Compliance Report (i) confirming compliance by the Borrower and/or the relevant Subsidiary with the social and environmental covenants set forth in Sections 5.02 (Negative Covenants) and 5.01 (Affirmative Covenants) and Environmental and Social Legislation, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy any such deficiency; and (ii) including such information as the Required Lenders shall reasonably require in order to measure the ongoing development results of the relevant business and Operations of the Borrower and any Subsidiary against the indicators specified in Schedule 9 hereto;

(e)        Notice of Accidents, Etc. Within 30 days after its occurrence, notify the Lenders of any social, labor, health and safety, security or environmental incident, accident or circumstance (including, without limitation, any death, spillage of hazardous substances, explosions, fire, environmental or social claims or suits, significant complaints from the public or environmental authorities, or significant personal injury) having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation of the Transaction or on the carrying on of Operations by the Borrower and/or any Subsidiary in accordance with the Environmental and Social Standards and Guidelines, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures the Borrower and/or the relevant Subsidiary is taking or plans to take to address them and to prevent any future similar event; and keep the Lenders informed of the on-going implementation of those measures and plans;

(f)         Changes to Business; Material Adverse Effect. Promptly notify the Lenders of any proposed change in the business or operations of the Borrower or any of its Subsidiaries and of any event or condition that has had or could reasonably be expected to have a Material Adverse Effect;

(g)        Litigation, Etc. Promptly upon becoming aware of any litigation or administrative proceedings before any Authority or arbitral body which has had or, if determined adversely, could reasonably be expected to have, a Material Adverse Effect, notify the Lenders by facsimile of that event specifying the nature of that litigation or those proceedings and the steps the Borrower and/or the relevant Subsidiary is taking or proposes to take with respect thereto;

(h)        Default. Promptly upon the occurrence of an Event of Default or Potential Event of Default, notify the Lenders by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it;

(i)         Insurance. Provide to the Lenders, in a timely manner, the insurance certificates and other information referred to in Section 5.04(b)  (Insurance);

(j)         Authorizations. Within 5 Business Days after its occurrence, notify the Lenders of (i) the issuance of any new material Authorizations that would be specified in Part II of Annex B necessary for

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the implementation of the Transaction, the carrying out of the business and Operations of the Borrower and its Subsidiaries generally and the compliance by the Borrower and its Subsidiaries with all their respective obligations under the Financing Documents and (ii) any modification to any of the material Authorizations specified in Part II of Annex B or any of the new material Authorizations specified in the foregoing subclause (i) (for the avoidance of doubt, the foregoing subclause (ii) applies to amendments, supplements, restatements, renewals, or replacements of any such Authorizations);

(k)        Other Information.   Promptly provide to any Lender such other publicly available information as such Lender from time to time reasonably requests about the Borrower, any of its Subsidiaries, their respective assets and Operations and the Transaction, in order to satisfy requirements under applicable laws and regulations, including those concerning anti-money laundering and combatting the financing of terrorism (AML/CFT);

(l)         Permitted Liens.   If, after the incurrence of a Permitted Lien pursuant to Section  5.02(g)(ix) (Negative Covenants), either the Interest Coverage Ratio decreases or the Net Debt to EBITDA Ratio increases from what it was prior to such incurrence calculated both on an unconsolidated basis and on a Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 5.01(l) (Affirmative Covenants)) and on a Pro Forma Basis, the Borrower shall promptly provide the Lenders a report, signed by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower) informing the Lenders of the foregoing along with a certification that (i) the Borrower and its Subsidiaries remain in compliance with the financial ratios set forth in Section 5.01(l) calculated both on an unconsolidated basis and on a Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 5.01(l)), and on a Pro Forma Basis, and (ii) the aggregate amount of Permitted Liens (including such Permitted Lien) pursuant to Section 5.02(g)(ix) does not exceed 10% of the Borrower’s total unconsolidated Financial Debt; and

(m)        Change of Control.   Promptly notify the Lenders after the occurrence of a Change of Control.

Section 5.04      Insurance.

(a)        Insurance Requirements and Borrower’s Undertakings.   Unless the Required Lenders otherwise agree, the Borrower shall:

(i)	insure and keep insured, with financially sound and reputable insurers, all their respective assets and businesses in a manner and with amounts and deductibles as set forth in Annex F and otherwise as required by law;

(ii)	punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

(iii)	promptly notify the relevant insurer of any claim by the Borrower under any policy written by that insurer and diligently pursue that claim, except for immaterial claims where, in the reasonable judgment of the Borrower, the cost to pursue such claim would exceed the amount of such claim;

(iv)	not do or omit to do, or permit to be done or not done, anything which might materially prejudice the Borrower’s right to claim or recover under any insurance policy; and

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(v)	not vary in any material respect, rescind, terminate, cancel or cause a material change to any insurance policy, except if an insurance policy or the insurer in connection with such policy has been replaced by another policy or insurer, as the case may be, with substantially similar characteristics; provided, that nothing in this clause (v) shall prevent the Borrower from varying, rescinding, terminating, cancelling or changing any insurance policy if, in the reasonable judgment of the Borrower, such insurance policy is no longer necessary (or, in the case of variances or changes, such insurance policy as then in effect is no longer appropriate) for the Operations of the Borrower or consistent with industry practice, or such insurance policy is promptly replaced with a substantially equivalent insurance policy, or such variance or change increases the coverage under such insurance policy, or such policy was maintained solely to comply with a requirement of applicable law and such applicable law no longer requires such insurance policy.

(b)        Reporting Requirements.   Unless the Required Lenders otherwise agree, the Borrower shall provide to the Lenders the following:

(i)	as soon as possible after its occurrence, notice of any event which entitles the Borrower to claim for an aggregate amount exceeding the equivalent of $5,000,000 under any one or more insurance policies; and

(ii)	within 45 days of the written request of any Lender, copies of every insurance policy relating to the Borrower’s assets, as set forth in Annex F, and any other information or documents on each insurance policy as any Lender requires from time to time, except to the extent that any such other information or documents are subject to confidentiality restrictions in favor of third parties, the waiver of which it would not be reasonably possible for the Borrower to obtain.

ARTICLE VI

Events of Default

Section 6.01     Acceleration after Default.   If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), each Lender may, by notice to the Borrower (with a copy to each other Lender), require the Borrower to repay its Loan or such part of its Loan as is specified in that notice. On receipt of any such notice, the Borrower shall immediately repay such Loan (or that part of such Loan specified in that notice) and pay all interest accrued on it and any other amounts then payable under this Agreement and the other Financing Documents. The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 6.02      Events of Default.   It shall be an Event of Default if:

(a)        Failure to Pay Principal or Interest.   The Borrower fails to pay any part of the principal of, or interest on, any Loan when due or, only if the failure to pay is caused by an administrative or technical error (including, for the avoidance of doubt, any such error on the part of any correspondent or intermediary bank), if such failure to pay continues for a period of 5 days thereafter;

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(b)        Failure to Pay Other Loans.   The Borrower or any of its Affiliates fails to pay when due any part of the principal of, or interest on, any loan from any Lender other than its Loan and any such failure continues for the relevant period of grace provided for in the agreement providing for that loan;

(c)        Failure to Comply with Obligations.   The Borrower or any of its Subsidiaries fails to comply with any of its obligations under this Agreement or any other Financing Document to which it is a party or any other agreement between such Person and any Lender (other than those referred to in clauses (a) or (b) of this Section 6.02), and any such failure continues for a period of 30 days after the date of that failure (such period, a “Grace Period”); provided, that no Grace Period shall apply with respect to a failure to comply with Sections 5.01(b) (Use of Proceeds; Compliance with Law), 5.01(n) (Sanctions), 5.02(o) (Use of Proceeds), 5.02(q) (UN Security Council Resolutions), 5.02(r) (Prohibited Practices; Prohibited Activities), 5.02(t) (Sanctions) or 5.03(h) (Default) (other than, for the avoidance of doubt, in the case of Sections 5.01(b) (Use of Proceeds; Compliance with Law), 5.01(n) (Sanctions), 5.02(o) (Use of Proceeds), 5.02(q) (UN Security Council Resolutions), 5.02(r) (Prohibited Practices; Prohibited Activities) and 5.02(t) (Sanctions), any applicable grace period expressly provided by applicable law);

(d)        Misrepresentation.   Any representation or warranty made in (i)  Article III or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or (ii) any other Financing Document is incorrect in any material respect;

(e)        Expropriation, Nationalization, Etc.   Any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of the Borrower or any of its Subsidiaries or of any of their respective share capital, or assumes custody or control of that property or other assets or of the business or operations of the Borrower or any of its Subsidiaries or of any of their respective share capital, or takes any action for the dissolution or disestablishment of the Borrower or any of its Subsidiaries or any action that would prevent the Borrower or any of its Subsidiaries or their respective officers from carrying on all or a substantial part of their respective business or operations;

(f)         Involuntary Proceedings.   A decree or order by a court is entered against the Borrower or any of its Subsidiaries:

(i)	adjudging the Borrower or any of its Subsidiaries bankrupt or insolvent;

(ii)	approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, the Borrower or any of its Subsidiaries under any applicable law;

(iii)	appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or any of its Subsidiaries or of any substantial part of any of their respective property or other assets; or

(iv)	ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed within 30 days;

(g)	Voluntary Proceedings. The Borrower or any of its Subsidiaries:

(i)	requests a moratorium or suspension of payment of Liabilities from any court;

(ii)	institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

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(iii)	consents to the institution of bankruptcy or insolvency proceedings against it;

(iv)	files a petition or answer (other than an answer contesting a reorganization or relief) or consent seeking reorganization or relief under any applicable law (including, without limitation, the filing for a concurso preventivo or an acuerdo preventivo extrajudicial), or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or any of its Subsidiaries or of any substantial part of any of their respective property;

(v)	makes a general assignment for the benefit of creditors; or

(vi)	admits in writing its inability to pay its Liabilities generally as they become due or otherwise becomes insolvent;

(h)        Analogous Events to Bankruptcy. Any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 6.02(f) and 6.02(g);

(i)         Cross-Default. The Borrower or any of its Subsidiaries fails to pay any of its Liabilities (other than those referred to in clauses (a) or (b) of this Section 6.02) or to perform any of its obligations under any agreement pursuant to which there is outstanding Financial Debt in excess of $60,000,000, and any such failure continues for more than any applicable period of grace or any such Liability becomes prematurely due and payable or is placed on demand;

(j)         Failure to Maintain Authorizations. Any Authorization necessary for the Borrower or any of its Subsidiaries to perform and observe its obligations under any Financing Document, or to carry out the Transaction or its Operations, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to the Lenders or their respective assignees, in Dollars, of any amounts payable under any Financing Document, and is not restored or reinstated, or the effect of such termination or rescission is not stayed or suspended, within 90 days of notice by any Lender to the Borrower requiring that restoration or reinstatement (for the avoidance of doubt, if the termination or rescission of an Authorization is stayed or suspended, and such stay or suspension is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, such 90-day period shall, from the date of such rescission, termination, lapse or ineffectiveness, continue to count down from the day where counting was suspended);

(k)	Revocation, Etc. of Financing Documents. Any Financing Document or any of its provisions:

(i)	is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of the Required Lenders, and that event, if capable of being remedied, is not remedied to the satisfaction of the Required Lenders within 30 days of any Lender’s notice to the Borrower; or

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within 30 days of any Lender’s notice to the Borrower requiring that withdrawal; provided, that no such notice shall be required or, as the case may be, the notice

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period shall terminate if and when such repudiation or challenge becomes effective;

(l)         Judgments. A final judgment, order or arbitral award for the payment of money in excess of the equivalent of $60,000,000 is rendered against the Borrower, any of its Subsidiaries or any of their respective properties and that judgment, order or arbitral award is not paid, vacated, discharged, stayed or bonded within 60 days from the proper notification of such judgment, order or arbitral award;

(m)       Employee Benefit Plans. Any employee benefit plan of the Borrower or its Subsidiaries shall at any time fail to satisfy the minimum funding requirement established by applicable law and such failure is not cured within 90 days; and

(n)	Independent Loan Agreement Default. Any Independent Loan Agreement Default occurs.

Section 6.03      Bankruptcy. If the Borrower is liquidated or declared bankrupt, the Loans, all interest accrued thereon and any other amounts payable under this Agreement or any other Financing Document will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.

ARTICLE VII

Miscellaneous

Section 7.01      Saving of Rights.

(a)        The rights and remedies of the Lenders in relation to any misrepresentation or breach of warranty on the part of the Borrower or any other Person shall not be prejudiced by any investigation by or on behalf of any Lender or any Participant into the affairs of the Borrower or any other Person, by the execution or the performance of this Agreement, any other Financing Document or by any other act or thing which may be done by or on behalf of any Lender or any Participant in connection with this Agreement, any other Financing Document and which might prejudice such rights or remedies.

(b)        No course of dealing or waiver by any Lender in connection with any condition of any Disbursement of the Loans under this Agreement or any other Financing Document shall impair any right, power or remedy of such Lender with respect to any other condition of such Disbursement, or be construed to be a waiver thereof.

(c)        No course of dealing and no failure or delay by any Lender in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement, any other Financing Document or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right hereunder or thereunder, or in any manner preclude its additional or future exercise; nor shall the action of any Lender with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of that Lender with respect to any other default.

Section 7.02      Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 5.03(g) and Section 5.03(h) ( Reporting Requirements) and Section 7.05 ( Enforcement), any such communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

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For the Borrower:

Telecom Argentina S.A.

Alicia Moreau de Justo 50, 10th Floor,

C1107AAB,

Buenos Aires, Argentina

Attention: Mr. Juan Martin Vico, Mr. Leonardo Franceschini

For IDB Invest:

Inter-American Investment Corporation

1350 New York Avenue, N.W.

Washington D.C. 20577

U.S.A.

Attention: Portfolio Management Division, Investment Operations Department

E-mail: loanservices@iadb.org.

Section 7.03      English Language.

(a)       All documents to be provided or communications to be given or made under this Agreement or any other Financing Document (with the exception of any financial statements) shall be in the English language.

(b)       To the extent that the original version of any document to be provided, or communication to be given or made, to any Lender under this Agreement or any other Financing Document is in a language other than English, the relevant Lender may either request that the Borrower obtain, or obtain itself at the Borrower’s cost and expense, an English translation of any document or communication received in a language other than English at the cost and expense of the Borrower. Such Lender may deem any such English translation to be the governing version between the Borrower and that Lender.

Section 7.04      Term of Agreement. This Agreement shall be deemed entered into force as of the date of acceptance of the Offer by IDB Invest and continue in force until all monies payable under it have been fully paid in accordance with its provisions.

Section 7.05      Enforcement.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b)       For the exclusive benefit of the Lenders, the Borrower irrevocably agrees to venue being laid in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan, in any legal action, suit or proceeding arising out of or relating to this Agreement, and waives any objections to venue based on grounds of forum non conveniens or inconvenient forum.

(c)       For the exclusive benefit of the Lenders, the Borrower irrevocably also submits to personal jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

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(d)       The parties acknowledge and agree that no provision of this Agreement, in any way constitutes or implies a waiver, termination or modification by IDB Invest or by IDB of any privilege, immunity or exemption of IDB Invest or IDB in the Articles of Agreement Establishing the Inter-American Investment Corporation (in the case of IDB Invest), the Agreement Establishing the Inter-American Development Bank (in the case of IDB), international conventions or applicable law.

(e)       The Borrower hereby irrevocably designates, appoints and empowers Cogency Global In., with offices currently located at 10 E. 40th Street, 10th Floor, New York, NY, 10016 United States of America, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding a Lender may bring in the State of New York in respect of this Agreement.

(f)       As long as this Agreement remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding a Lender may bring in New York, New York, United States of America, with respect to this Agreement. The Borrower shall keep the Lenders advised of the identity and location of such agent.

(g)       The Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower, at its address specified pursuant to Section 7.02 ( Notices). In such a case, a Lender shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower.

(h)       Service in the manner provided in Sections 7.05(e), (f) and (g) in any action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.

(i)	The Borrower irrevocably waives to the fullest extent permitted by applicable law:

(i)	its right of removal of any matter commenced by any Lender in the courts of the State of New York to any court of the United States of America; and

(ii)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by any Lender.

(j)       To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Financing Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(k)       The Borrower hereby acknowledges that IDB Invest and IDB shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IDB Invest or IDB in any court of the United States of America. The Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or

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proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against any Lender in any forum in which such Lender is not entitled to immunity from a trial by jury.

(l)       To the extent that the Borrower may, in any action, suit or proceeding brought in any of the courts referred to in Section 7.05(b) or a court of the Country arising out of or in connection with this Agreement or any other Financing Document to which the Borrower is a party, be entitled to the benefit of any provision of law requiring any Lender in such action, suit or proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

(m)       Nothing in this Agreement shall affect the right of a Lender to commence legal proceedings or otherwise sue the Borrower in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction; provided, that nothing in this Agreement shall constitute or imply an agreement or consent by the Borrower to submit to or accept process, pleadings or other legal papers in any jurisdiction of any court other than to the courts referred to in Section 7.05(b) or the courts of the Country.

Section 7.06      Disclosure of Information.

(a)       The Lenders may disclose any documents or records of, or information about, this Agreement or any other Financing Document, or the assets, business, Operations or affairs of the Borrower to:

(i)	the directors, officers, employees, attorneys, outside counsel, consultants, rating agencies, independent auditors and advisors of each of the Lenders, or the Multilateral Investment Fund, and the respective Affiliates of each Lender, and the Multilateral Investment Fund;

(ii)	any Person with a participation in or who intends to purchase a participation in a portion of the IDB Invest B Loans;

(iii)	any bona fide prospective buyer, transferee, assignee or other recipient of a disposition and their external advisors as a Lender may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of such Lender’s rights under this Agreement or any Financing Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Financing Document; and

(iv)	the Paying Agent.

(b)       The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and any Lender, a disclosure of information by that Lender in the circumstances contemplated by Section 7.06(a) does not violate any duty owed to the Borrower under this Agreement or under any such other agreement.

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Section 7.07      Indemnification; No Consequential Damages.

(a)       The Borrower shall indemnify each Lender and their respective directors, officers, employees, agents, representatives, and Affiliates (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and expenses (including fees, charges and disbursements of counsel) incurred by or asserted against any Indemnitee arising out of, in connection with, or related to (i) the execution, delivery or performance of any Financing Document or any other agreement or instrument contemplated thereby or the consummation of the Transaction or any other transactions contemplated hereby, (ii) the relevant Loan or the use of proceeds thereof, (iii) non-compliance with any law or regulation, including any Environmental and Social Legislation or any other environmental law or regulation, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is party thereto; provided, that such indemnity will not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or expenses resulted directly from such Indemnitee’s gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(b)       To the maximum extent permitted by applicable law, the Borrower shall not assert, and hereby agrees to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or relating to, this Agreement or any agreement or instrument contemplated hereby, the Loans or the use of the proceeds thereof.

Section 7.08      Successors and Assignees.

(a)       This Agreement and the other Financing Documents bind and benefit the respective successors and assignees of the parties hereto and thereto. However, the Borrower may not assign or delegate any of its rights or obligations under this Agreement or any other Financing Document without the prior written consent of the Lenders. Any assignment or delegation in violation of this subsection shall be void.

(b)       Each Lender may sell, transfer, assign, novate or otherwise dispose of all or part of its rights or obligations under this Agreement and any other Financing Document (including by granting of Participations) in accordance with the provisions of the relevant Loan Agreement, and shall promptly provide written notice thereof to the other Lenders.

Section 7.09       Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the Borrower and the Required Lenders.

Section 7.10      Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement. Delivery of an executed counterpart signature page by facsimile or other electronic means shall constitute effective execution and delivery of this Agreement.

Section 7.11      Drafting. Each party to this Agreement represents and warrants to each other party that such party has had an opportunity to review, negotiate and propose modifications to this Agreement with a legal counsel, and has executed this Agreement based upon such party’s own judgment and advice of a legal counsel. Each party to this Agreement acknowledges that it has had the opportunity to be represented by counsel of its choice in deciding whether to enter into this Agreement on the terms and conditions set forth in it. The parties agree that the contra proferentem principle of contract interpretation is not to be applied to this Agreement; that is, any ambiguity or inconsistency in the

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Agreement is to be resolved in accordance with the most reasonable construction and not strictly for or against either party by virtue of that party’s authorship of a relevant provision of the Agreement or of any of its interim drafts.

Section 7.12      Most Favored Nation.

(a)       If at any time any Financial Debt incurred by the Borrower pursuant to any Loan Agreement has the benefit of any provision that, in the discretion of any Lender, is more favorable to the holders or lenders of such Financial Debt than the terms of this Agreement and the other Financing Documents (except in respect of any assignment or tax gross up provision set forth in any such Loan Agreement), then if any Lender so requests, the relevant Financing Document shall be amended or supplemented to incorporate such more favorable provision.

(b)       If there is any amendment, supplement, waiver or other modification of any Loan Agreement or any other Financing Document, then the Borrower shall promptly provide notice thereof to each Lender.

*      *      *

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ANNEX A

FINANCIAL PLAN

The Loans aim to support the Borrower’s capital expenditures plan for the year 2019, including the continued rollout of its 4G mobile network and further expansion of its fixed broadband service in Argentina.

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ANNEX B

BORROWER/TRANSACTION AUTHORIZATIONS

(See Sections 3.01(d) (Representations and Warranties) and 4.01(c) (Conditions of Disbursement) of the Terms and Conditions of the Amended and Restated Common Terms Agreement)

I)       Corporate Authorizations:

Board Meeting held on May 27, 2019.

Banking Powers of Attorney issued by the Company dated March 27, 2018.

II)       Universal Technology of Information Services License and Registered Services:

A continuación, se aporta un detalle de las licencias, registros y autorizaciones de espectro que actualmente se concentran bajo la titularidad de Telecom Argentina S.A. (en adelante “Telecom”) y sus empresas vinculadas (Telecom Argentina USA INC., Núcleo S.A., Cable Insignia S.A., Latin American Nautilus Argentina S.A. y Adesol S.A.).

Téngase presente que Telecom es titular de las licencias, registros y autorizaciones que en el presente se detallan, como consecuencia de haber resultado adjudicataria de las mismas en los casos que así se especifica y como resultado de diversos procesos de reorganización societaria que involucraran distintas sociedades licenciatarias.

Efectivamente, Telecom resultó continuadora de Telecom Personal S.A. (en adelante “Personal”) y de Cablevisión S.A. (en adelante “Cablevisión”), como así también de las sociedades absorbidas por esta última, en virtud de los procesos de reorganización societaria que se detallan a continuación:

(a)  Proceso de fusión por absorción en virtud del cual Telecom absorbió a Personal, Nortel Inversiones S.A. y Sofora Telecomunicaciones S.A. Dicha fusión se inscribió ante la Inspección General de Justicia (“IGJ”) con fecha 21 de marzo de 2018 bajo el N° 5099 del Libro 88, tomo – de sociedades por acciones;

(b)  Proceso de fusión por absorción en virtud del cual Telecom absorbió por fusión a Cablevisión. Dicha fusión se inscribió ante la IGJ con fecha 30 de agosto de 2018 bajo el N° 16345 del libro 91, tomo – de sociedades por acciones.

(c)  Previamente, Cablevisión absorbió a través de diversos procesos de fusión por absorción a las licenciatarias de Servicios TIC que se detallan a continuación: (i) Fibertel S.A. fue absorbida por Cablevisión conforme fusión inscripta ante la IGJ con fecha 15 de enero de 2009, bajo el nº 937 del libro 43, tomo - de sociedades por acciones; (ii) Primera Red Interactiva de Medios Argentinos (PRIMA) S.A. fue absorbida por Cablevisión conforme fusión inscripta ante la IGJ con fecha 20 de abril de 2017 bajo el N° 7281 del Libro 83, tomo – de sociedades por acciones; y (iii) las compañías Nextel Communications Argentina S.R.L. (en adelante “Nextel”), Greenmax Telecommunications S.A.U., WX Telecommunications S.A.U., Gridley Investments S.A., Trixco S.A., Fibercomm S.A., Netizen S.A., Eritown Corporation Argentina S.A., Skyonline de Argentina S.A. Infotel Argentina S.A., Nextwave Argentina S.A., Callbi S.A. conforme fusión inscripta ante la IGJ con fecha 23 de febrero de 2018 bajo el N° 3469 del Libro 88, tomo – de sociedades por acciones.

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En razón de las distintas fusiones implementadas, y de los desistimientos autorizados, en la actualidad Telecom cuenta con los siguientes registros bajo su Licencia Única Argentina Digital: Servicio de Telefonía Local, Servicio de Telefonía Pública, Servicio de Telefonía de Larga Distancia Internacional, Servicio de Telefonía de Larga Distancia Nacional, Servicio de Telefonía Móvil, Servicio de Comunicaciones Móviles Avanzadas, Servicio de Comunicaciones Personales, Servicio de Telex, Servicio de transporte de Señales de Radiodifusión, Servicio de Valor Agregado, Servicio de Videoconferencia, Servicio de Transmisión de Datos, Servicio Radioeléctrico de Concentración de Enlaces y Servicio de Radiodifusión por Suscripción.

A continuación, se detallan las licencias, registros y autorizaciones adjudicadas a cada una de las licenciatarias, que luego de diversos procesos de reorganización societaria, confluyen en Telecom.

1.	Telecom Argentina STET-France Telecom S.A. (hoy Telecom)

•	Decreto 2347/90: Telefonía local y larga distancia nacional, provisión de enlaces fijos y telefonía pública en la Región Norte.

•	Resolución SC 2627/98: Telefonía Pública Región Sur.

•	Resolución SC 8357/99: Telefonía de larga distancia internacional, datos internacional, télex internacional y enlaces punto a punto internacional en la Región Norte.

•	Resolución SC 91/99: Telefonía local, larga distancia nacional e Internacional, Transmisión de Datos y Télex Internacional en la Región Sur.

•	Resolución SC 1995/99: Télex Nacional en todo el país.

•	Resolución SC 429/00: Servicios de valor agregado, trasmisión de datos, videoconferencia, transporte de señales de radiodifusión y repetidor comunitario en todo el país (esta último cuyo desistimiento se autorizó mediante Resolución ENACOM N° 5644/17).

•	Resolución SC 495/01: Licencia única de servicios de telecomunicaciones con registro del servicio de acceso a Internet en todo el país.

•	Resolución SC N° 191/96: autoriza el uso de las frecuencias de 899-905/944-950 MHz, para el Servicio Fijo en las siguientes localidades:

o	8 RB’s en el Delta del Tigre (Tecnología GSM-900).

o	70 Localidades del Interior, originalmente. Hoy, quedan 39 localidades (Tecnología Krone).

•	Resolución SC N° 191/96: autoriza el uso de la banda de 1.910-1.930 MHz. para el Servicio Fijo.

•	Resolución SC N°2.879/97, modificada por Res SC N° 869/98: autoriza el uso de 50 MHz de la banda de 3,5 GHz.: para el Servicio Fijo de Datos y Valor Agregado.

•	Resolución SC 11/03: Autorizar el cambio de denominación TELECOM ARGENTINA STET - FRANCE TELECOM SOCIEDAD ANONIMA a “TELECOM ARGENTINA SOCIEDAD ANONIMA” y autorizar el cambio de control accionario de Telecom Argentina S.A. a favor de TELECOM ITALIA S.P.A y TELECOM ITALIA INTERNACIONAL NV (en conjunto “TI Group”), FRANCE CABLES ET RADIO y Atlas COMUNNICATIONS SOCIEDAD

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ANONIMA (en conjunto “FT Group”) y W. DE ARGENTINA - INVERSIONES SL, siendo TI Group el operador exclusivo de Telecom.

•	Resolución MPFIPS 136/10: Autoriza el cambio de control social de Telecom y Personal, a favor de TI Group.

•	Resolución ENACOM 277/16: Autorizar el cambio de composición accionaria de Telecom y Personal, a Fintech Telecom LLC.

•	Resolución ENACOM 4545/17: Autoriza la transferencia de los registros, recursos y frecuencias autorizadas a Personal a favor de Telecom.

•	Resolución ENACOM 5644/17: Autoriza la transferencia de los registros, recursos y frecuencias autorizadas a Cablevisión a favor de Telecom; y, autoriza el cambio de control de Telecom a favor de Cablevisión Holding S.A.

2.	Personal

•	Resolución SETyC 11/95: Servicio de Telefonía Móvil (STM) en el Área I.

•	Resolución SC 18/96: Transmisión de Datos y Servicios de Valor Agregado en todo el país.

•	Resolución SC 537/96: Autoriza el uso de 25 MHz de la banda de 850 MHz.

•	Resolución SC 18324/99: PCS en AMBA y Área II.

•	Resolución SC 18328/99: PCS en Área III.

•	Resolución SC 18925/99: PCS en Área I.

•	Resolución SC 18952/99: SRMC en AMBA y autoriza el uso de 12.5 MHz de la banda de 850 MHz.

•	Resolución SC 502/01: Registra el servicio de Telefonía de larga distancia nacional e internacional en todo el país.

•	Resolución SC 79: Registra el Servicio de Comunicaciones Móviles Avanzadas.

•	Mediante las Resoluciones de la SC N° 80/2014, 81/2014, 82/2014 y 83/2014, se adjudicaron las siguientes frecuencias:

o	para el Servicio de PCS, Bandas de Frecuencia: 1890-1892,5 Mhz y 1970-1972,5 Mhz para el Área de Explotación I (Lote Número 5);
o	para el Servicio de SRMC, Bandas de Frecuencia: 830,25-834 Mhz y 875,25-879 Mhz para el Área de Explotación II (Lote Número 2);
o	para el Servicio de PCS, Bandas de Frecuencia: 1862,5-1867,5 Mhz y 1942,5-1947,5 Mhz para el Área de Explotación III (Lote Número 6);
o	para los Servicios de SCMA, Bandas de Frecuencia: 1730-1745 Mhz y 2130-2145 Mhz para el Área de Explotación Nacional (Lote Número 8, adjudicación parcial).

•	Resolución SC N° 25/2015: autoriza el uso de 20 MHz de la banda de 700 MHz.

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•	Mediante Resolución 5478 E/2017 se asignó a Personal el Lote C del proceso de asignación a demanda ordenado por Resolución ENACOM N° 3687 E /2017 (40 MHz de la frecuencia de 2600 MHz en todas las localidades del país). Luego, mediante Resolución N° 3838/2019 el ENACOM, haciendo lugar a la presentación ingresada por la Sociedad en el marco del proceso de adecuación al límite de espectro ordenado por el artículo 3° de la Resolución ENACOM 5644/2017, dejó sin efecto la asignación conferida originalmente a Personal.

3.	Cablevisión

•	Resolución ENACOM 1359/16: autoriza la transferencia de la licencia y registros de Fibertel a Cablevisión.

•	Resolución ENACOM 339/17: autoriza trasferencia de registros, recursos de numeración y señalización y frecuencias y autorizaciones radioeléctricas de PRIMA a Cablevisión.

•	Resolución ENACOM 1734/17: autoriza trasferencia de registros, recursos de numeración y señalización y frecuencias y autorizaciones radioeléctricas de Nextel a Cablevisión.

•	Resolución ENACOM 1663/17: El Anexo de dicha Resolución detalla las áreas de cobertura del Servicio de Radiodifusión por Suscripción (por vínculo físico y/o radioeléctrico) en las que operaba a dicha fecha Cablevisión como continuadora de las distintas licenciatarias absorbidas, así como las frecuencias radioeléctricas de los servicios de radiodifusión por suscripción por vínculo radioeléctrico detallados en el mencionado anexo.

4.	Fibertel S.A.

•	Resolución 100SC/96: Servicio de Transmisión de Datos.

•	Resolución 2375SC/97: Servicio de Avisos a Personas.

•	Resolución 2375SC/97: Servicio de Video Conferencia.

•	Resolución 2375SC/97: Servicio de Repetidor Comunitario.

•	Resolución 2375SC/97: Servicio de Transporte de Señales de Radiodifusión.

•	Resolución 2375SC/97: Servicios de Valor Agregado.

•	Resolución 2375SC/97: Servicio Radioeléctrico de Concentración de Enlace.

•	Resolución 168/02: Servicio de Telefonía Local y Telefonía Pública.

•	Resolución 167/03: Asignación de numeración AMBA – Benavides – Pilar –Tortuguitas.

•	Resolución 52/2005: Asignación Código de Señalización Nacional (CPSN) 5600 (en numeración decimal).

Offer Letter No. CTA 1/20

5.	PRIMA S.A.

•	Resolución SC 62/1996: Licencia para la prestación de Servicios de Valor Agregado en el Ámbito Nacional e Internacional y de Transmisión de Datos, en el ámbito Nacional.

•	Resolución SC 1459/1998: Licencia para la prestación de Servicios de Videoconferencia.

•	Resolución SC Nro. 12296/99: autoriza uso de la Banda D del cuadro 2.1. del Anexo 1 de la Resolución SC 869/98 en las áreas de AMBA, Ciudades de Córdoba (Pcia. de Córdoba) Rosario y Santa Fe (Pcia. de Santa Fe), La Plata, Mar del Plata y Bahía Blanca Pcia de Buenos Aires), Paraná (Pcia de Entre Ríos), Mendoza (Pcia de Mendoza), Neuquén (Pcia de Neuquén) y San Miguel de Tucumán (Pcia de Tucumán).

•	Resolución SC 19/2002: Licencia para la prestación de Servicios de Telefonía Local y Larga Distancia Nacional e Internacional.

6.	Nextel

•	Resolución SOPyC N° 646/94, Resoluciones SC N° 38/98, N° 4038/99, N° 88/01 y N° 201/02, y Resolución ENACOM N° 1299/17: Licencia de telecomunicaciones y registros para la prestación del Servicio Radioeléctrico de Concentración de Enlaces, Servicio de Avisos a Personas, Servicio de Localización de Vehículos, Servicio de Alarma por Vínculo Radioeléctrico, Servicio de Transmisión de Datos, Servicio de Valor Agregado, Servicio de Telefonía de Larga Distancia Nacional e Internacional, Servicio de Telefonía Local y Servicio de Comunicaciones Móviles Avanzada.

•	Resolución SC 1085/98: Transfiere las licencias de Mc CAW ARGENTINA SA a Nextel SA para la prestación de los servicios de: Radioeléctrico de Concentración de Enlaces (SRCE), Transmisión de Datos (STD), Avisos a Personas (SAP), Alarma por Vínculo Radioeléctrico (SAVR), Localización de Vehículos (SLV).

•	Resolución SC 4038/99: Licencia para la prestación del Servicio de Valor Agregado (SVA).

•	Resolución SC 482/01: Prestación del Servicio de Telefonía Local (STL).

•	Resolución ENACOM 111/17: autorizó las transferencias accionarias directas e indirectas que involucraron a las firmas TRIXCO S.A., CALLBI S.A., INFOTEL ARGENTINA S.A., SKYONLINE DE ARGENTINA S.A., NETIZEN S.A y ERITOWN CORPORATION ARGENTINA S.A. a favor de NEXTEL.

•	Se adjunta en Anexo I, una tabla que contiene un detalle de las frecuencias, los actos administrativos de asignación y las respectivas fechas de vencimiento de cada una de las asignaciones.

•	Resolución ENACOM 1299-E/2017 (Refarming): Prestación del servicio de SCMA y autoriza uso de las frecuencias comprendidas entre 905 a 915 MHz y 950 a 960 MHz y la banda de frecuencias comprendida entre 2530 a 2560 MHz y 2650 a 2680 MHz.

7.	Fibercomm S.A.

•	Resolución SC N° 151/95: Licencia de telecomunicaciones y registro para la prestación del Servicio de Transmisión de Datos en el ámbito nacional.

Offer Letter No. CTA 1/20

8.	Eritown Corporation Argentina S.A.

•	Resolución SC 2827/97: licencia para la prestación de los Servicios de Transmisión de Datos y Servicio de Valor Agregado a la empresa ERITOWN CORPORATION ARGENTINA SOCIEDAD ANÓNIMA.

9.	Callbi S.A.

•	Resolución SC 2267/97: Licencia para la prestación de los Servicios de Aviso a Personas, Servicio de Transmisión de Datos, Servicio de Valor Agregado, Servicio de Transporte de Señales de Radiodifusión y Servicio de Videoconferencia.

•	Resoluciones SC 4439/99 y SC 362/01: autoriza uso de la banda “8-8” del cuadro 1.4 del Anexo I de la Resolución SC 869/98 (2584-2596/2680-2686) en AMBA.

•	Resolución SC 191/03: Servicios de Telefonía Local, Larga Distancia Nacional e Internacional.

10.	Trixco S.A.

•	Resolución SC 1335/99: Autoriza uso de la banda 905-915 MHz y 950-960 MHz en las áreas de CABA, Moreno, Merlo, Gonzales Catán, José C. Paz, Pilar, J. M. Gutiérrez, Glew y La Plata de la Provincia de Buenos Aires; Córdoba y Mendoza de las provincias homónimas; y, Rosario provincia de Santa Fe.

•	Resolución SC 1/2002: Licencia de Reventa para Servicio de Telecomunicaciones y Servicio de Telefonía Local.

•	Resolución 115/2012: Registro para la prestación del Servicios de Telefonía de Larga Distancia Nacional, Internacional, Servicio de Valor Agregado y Servicio de Telefonía Pública.

•	Resolución SC 116/12: extiende área de prestación a CABA y AMBA.

11.	Infotel Argentina S.A.

•	Resolución N° 3357/99: licencia para la prestación de los Servicios de Valor Agregado y Transmisión de Datos.

•	Resolución SC 95/02 autoriza uso de la “4-4” (2536-2548/2608-2620) del cuadro 1.4 del Anexo I de la Resolución SC N° 869/98 en la Ciudad de Buenos Aires y un radio de 180 km.

•	Resolución SC N° 263/03: licencia de Reventa de Servicios de Telecomunicaciones.

12.	Skyonline de Argentina S.A.

•	Resolución SC N° 4508/99: autoriza uso de las bandas “F” del cuadro 2.1 del anexo II de la Resolución SC N° 869/99 en las localidades de Santa Fe, provincia homónima y Posadas, provincia de Misiones.

Offer Letter No. CTA 1/20

•	Resolución SC N° 4539/99: autoriza uso de las bandas “I” del cuadro 2.2 del anexo II de la Resolución N° 869/98, para el área de la ciudad de Mendoza, provincia homónima.

•	Resolución SC N° 4506/99: autoriza uso de las bandas “3-3” del cuadro 1.4 del Anexo I de la Resolución SC N°869/98, en el área de prestación correspondiente al AMBA.

•	Resolución SC 4432/99: Licencia para la prestación de los Servicios de Transmisión de Datos y Valor Agregado.

13.	Netizen S.A.

•	Resoluciones SC 72/2002, N° 49/1998 y N° 2.521/1999: licencia para Reventa de Servicios de Telecomunicaciones, Servicio de Valor Agregado, y Servicios de Transmisión de Datos y Videoconferencia.

Subsidiarias Licenciatarias TIC

1.	Telecom Argentina USA INC.

•	Autorización de la FCC según Sección 214 de la Communications Act, del 22/02/01 : Licencia Global para la prestación del servicio internacional de telecomunicaciones en los Estados Unidos de América.

2.	Núcleo S.A. y Cable Insignia S.A.:

•	Resolución CONATEL 278/97: Servicio de telefonía celular en Paraguay.

•	Resoluciones CONATEL 15/97 y 1118/98: PCS en Asunción (Paraguay).

3.	Latin American Nautilus Argentina S.A. (participación indirecta)

•	Resolución SC 7/2002: Licencia Única de servicios de telecomunicaciones con registro del servicio de provisión de facilidades de telecomunicaciones en todo el país.

4.	Adesol S.A.: (Es una Subsidiaria de Telecom que no es licenciataria, pero presta servicios a diversas permisionarias en la República Oriental del Uruguay).

Offer Letter No. CTA 1/20

ANNEX C

INVESTMENTS

Unaudited Investments in excess of US$ 20,000,000 as of December 31, 2019, in millions of Argentine pesos (AR$) / Dollars equivalents:

•	Mutual Funds in Dollars AR$ 23.295,7 mm / US$ 388,9 mm

Offer Letter No. CTA 1/20

ANNEX D

FINANCIAL DEBT

Unaudited Financial Debt (Principal) as of December 31, 2019 – in millions of Argentine Pesos (AR$)

TELECOM ARGENTINA S.A.

• Bonds
■ International Bond 2021 (USD 465 MM)	AR$	27,849 MM
■ International Bond 2026 (USD 400 MM)	AR$	23,956 MM

• Loans
■ IFC I (USD 300 MM)	AR$	17,967 MM
■ IIC (USD 75 MM)	AR$	4,492 MM
■ Deutsche Bank (USD 225 MM)	AR$	13,475 MM
■ Syndicated Loan (USD 250 MM)	AR$	14,973 MM
■ IFC II (USD 310 MM)	AR$	18,566 MM
■ IDB Loan (USD 100 MM)	AR$	5,989 MM
• Overdrafts	AR$	10,361 MM
• Vendor Financing (USD 91,0 MM)	AR$	5,454 MM
• FEC – Finnvera Export Credit Facility	AR$	3,432MM

NÚCLEO S.A.
• Bank Loans & Bond in Guaraníes	AR$	3,953 MM

Offer Letter No. CTA 1/20

ANNEX E

SUBSIDIARIES

(i)       Subsidiaries of the Borrower:

Name	Owner	Ownership
Inter Radios S.A.U.	Telecom Argentina S.A.	100.00%
Cable Imagen S.R.L.	Telecom Argentina S.A.	100.00%
Micro Sistemas S.A.U.	Telecom Argentina S.A.	100.00%
Telecom Argentina USA Inc.	Telecom Argentina S.A.	100.00%
Televisión Dirigida S.A.	Telecom Argentina S.A.	99.992%
Televisión Dirigida S.A.	PEM S.A.U.	0.008%
Última Milla S.A. (en proceso de fusión con Telecom Argentina)	Telecom Argentina S.A.	95.00%
Última Milla S.A.	PEM S.A.U.	5.00%
PEM S.A.U.. (en proceso de fusión de parte de su patrimonio escindido con Telecom Argentina)	Telecom Argentina S.A.	100%
Núcleo S.A.	Telecom Argentina S.A.	67.50%
Personal Envíos S.A.	Núcleo S.A.	97.00%
Personal Envíos S.A.	Telecom Argentina S.A.	2.00%
Tuves Paraguay S.A.	Núcleo S.A.	99.99958%
Tuves Paraguay S.A.	Telecom Argentina S.A.	0.00028%
CV Berazategui S.A. . (en proceso de fusión con Telecom Argentina)	Telecom Argentina S.A.	30.00%
CV Berazategui S.A.	PEM S.A.U.	70.00%
AVC Continente Audiovisual S.A.	PEM S.A.U.	40.00%
AVC Continente Audiovisual S.A.	Inter Radios S.A.U.	20.00%
Teledifusora San Miguel Arcángel S.A.	Telecom Argentina S.A.	49.10%
Teledifusora San Miguel Arcángel S.A.	Inter Radios S.A.U.	1.00%
La Capital Cable S.A.	Telecom Argentina S.A.	49.00%
La Capital Cable S.A.	Inter Radios S.A.U.	1.00%

Offer Letter No. CTA 1/20

Otamendi Cable Color S.A.	La Capital Cable S.A.	97.00%
Otamendi Cable Color S.A.	PEM S.A.U.	1.5%

(ii)       Capital Stock in the Borrower:

Name	Owner	Ownership of total capital stock
Telecom Argentina S.A.	Cablevisión Holding S.A.	18.89% (Class D)
Telecom Argentina S.A.	VLG S.A.U.	9.27% (Class D)
Telecom Argentina S.A.	Fintech Telecom LLC	20.83% (Class A)
Telecom Argentina S.A.	Trust created on April 15, 2019	21.84% (Class A and D)
Telecom Argentina S.A.	Free Float	29.16% (Class B)
Telecom Argentina S.A.	Class C Shares	0.01% (Class C)
Cablevisión Holding S.A.	GC Dominio S.A.	26.44% (which represents 64.25% of the voting stock)
VLG S.A.U.	Cablevisión Holding S.A.	100%
Fintech Telecom LLC	Fintech Holdings, Inc.	100%
Fintech Holdings, Inc.	David Manuel Martínez Guzmán	100%

Offer Letter No. CTA 1/20

ANNEX F

INSURANCE REQUIREMENTS

(See Section 5.04(a) (Insurance) of the Terms and Conditions of the Amended and Restated Common

Terms Agreement)

1.	CONSTRUCTION WORKS

Construction All Risks, based on full contract value (including in All Risk policy) and including Third Party Liability (included in General Liability policy).

2.	ONGOING AND FUTURE OPERATIONS

a)	Fire and named perils (including natural perils, and Strike, Riot & Civil Commotion) or Property All Risks, based on new replacement cost of assets

b)	Electronic Equipment All Risk and Machinery Breakdown

c)	Public and Product Liability with a minimum limit of USD 2,000,000 per occurrence

3.	AT ALL TIMES

a)	All insurances required by applicable laws and regulations.

Offer Letter No. CTA 1/20

ANNEX G

EXISTING LIENS

None.

Offer Letter No. CTA 1/20

ANNEX H

EXISTING AFFILIATE TRANSACTIONS

All matters disclosed in Note 27 of the Borrower´s consolidated financial statements dated as of December 31, 2018.

Offer Letter No. CTA 1/20

ANNEX I

PERMITTED HOLDERS

•	GC Dominio S.A.

•	Blue Media Inc.

•	GS Unidos LLC

•	Fintech Holdings Inc.

•	Fintech Telecom LLC

•	Fintech Advisory Inc.

•	ELHN-Grupo Clarín New York Trust

•	1999 Ernestina Laura Herrera de Noble New York Trust

•	HHM-Grupo Clarín New York Trust

•	HHM-Media New York Trust

•	LRP - Grupo Clarín New York Trust

•	LRP New York Trust

•	Mr. José Antonio Aranda

•	Mr. Héctor Horacio Magnetto

•	Mr. Lucio Rafael Pagliaro

•	Mr. David Manuel Martínez Guzmán

•	Mrs. Marcela Noble Herrera

•	Mr. Felipe Noble Herrera

•	Mrs. Marcia Ludmila Magnetto

•	Mr. Horacio Ezequiel Magnetto

•	Mr. Lucio Andrés Pagliaro

•	Mr. Francisco Pagliaro

•	Mrs. María Florencia Pagliaro

Offer Letter No. CTA 1/20

ANNEX J

PROHIBITED ACTIVITIES

The Lenders do not finance projects or companies involved in the production, trade, or use of the products, substances or activities listed below:

1.	Those that are illegal under host country laws, regulations or ratified international conventions and agreements

2.	Weapons and ammunitions

3.	Tobacco[1]

4.	Gambling, casinos and equivalent enterprises[2]

5.	Wildlife or wildlife products regulated under Convention on International Trade in Endangered Species of Wild Fauna and Flora (CITES)[3]

6.	Radioactive materials[4]

7.	Unbonded asbestos fibers[5]

8.	Forestry projects or operations that are not consistent with the Bank’s Environment and Safeguards Compliance Policy[6]

9.	Polychlorinated biphenyl compounds (PCBs)

10.	Pharmaceuticals subject to international phase outs or bans[7]

11.	Pesticides/herbicides subject to international phase outs or bans[8]

12.	Ozone depleting substances subject to international phase out[9]

1  This does not apply to project sponsors who are not substantially involved in these activities. “Not substantially involved” means that the activity concerned is ancillary to a project sponsor’s primary operations.

2  This does not apply to project sponsors who are not substantially involved in these activities. “Not substantially involved” means that the activity concerned is ancillary to a project sponsor’s primary operations.

3   www.cites.org.

4  This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where it can be demonstrated that the radioactive source is to be trivial and/or adequately shielded.

5   This does not apply to the purchase and use of bonded asbestos cement sheeting where the asbestos content is <20%.

6   GN-2208-20, Environmental and Safeguards Compliance Policy, dated 19 January 2006, approved by the Board of Executive Directors on 19 January 2006.

7   Pharmaceutical products subject to phase outs or bans in United Nations, Banned Products: Consolidated List of Products Whose Consumption and/or Sale Have Been Banned, Withdrawn, Severely Restricted or not Approved by Governments. (Last version 2001, www.who.int/medicines/library/qsm/edm-qsm-2001-3/edm-qsm-2001_3.pdf)

8   Pesticides and herbicides subject to phase outs or bans included in both the Rotterdam Convention (www.pic.int) and the Stockholm Convention (www.pops.int).

9   Ozone Depleting Substances (ODSs) are chemical compounds which react with and deplete stratospheric ozone, resulting in the widely publicized ‘ozone holes’. The Montreal Protocol lists ODSs and their target reduction and phase out dates. The chemical compounds regulated by the Montreal Protocol include aerosols, refrigerants, foam blowing agents, solvents, and fire protection agents. (www.unep.org/ozone/montreal.shtml).

Offer Letter No. CTA 1/20

13.	Drift net fishing in the marine environment using nets in excess of 2.5 km. in length

14.	Transboundary trade in waste or waste products[10], except for non-hazardous waste destined for recycling

15.	Persistent Organic Pollutants (POPs)[11]

16.	Non-compliance with workers fundamental principles and rights at work[12]

10  Defined by the Basel Convention (www.basel.int).

11  Defined by the International Convention on the reduction and elimination of persistent organic pollutants (POPs) (September 1999) and presently include the pesticides aldrin, chlordane, dieldrin, endrin, heptachlor, mirex, and toxaphene, as well as the industrial chemical chlorobenzene (www.pops.int).

12  Fundamental Principles and Rights at Work means (i) freedom of association and the effective recognition of the right to collective bargaining; (ii) prohibition of all forms of forced or compulsory labor; (iii) prohibition of child labor, including without limitation the prohibition of persons under 18 from working in hazardous conditions (which includes construction activities), persons under 18 from working at night, and that persons under 18 be found fit to work via medical examination; (iv) elimination of discrimination in respect of employment and occupation, where discrimination is defined as any distinction, exclusion or preference based on race, color, sex, religion, political opinion, national extraction, or social origin. (International Labor Organization: www.ilo.org)

Offer Letter No. CTA 1/20

SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(See Section 1.01 (Definitions and Interpretation) and Section 4.01(b) (Conditions of the Disbursement) of the Terms and Conditions of the Amended and Restated Common Terms Agreement)

[Borrower Letterhead]

[Date]

[Inter-American Investment Corporation

1350 New York Avenue, N.W.

Washington, D.C. 20577

United States of America

Attention: Portfolio Management Division, Investment Operations Department]13

[INSERT ADDRESS OF RELEVANT CO-LENDER]14

Ladies and Gentlemen:

Certificate of Authorized Representative

With reference to the Amended and Restated Common Terms Agreement entered into on [●], 2020 (the “Amended and Restated Common Terms Agreement”) among Telecom Argentina S.A. (the “Borrower”), Inter-American Investment Corporation (“IDB Invest”), acting in its own capacity and as agent acting on behalf of the Inter-American Development Bank, and each Co-Lender, as defined therein and from time to time party thereto, I, the undersigned [Chairman/Director] of the Borrower, duly authorized to do so, hereby certify that:

1.       The persons named below have been duly elected, have duly qualified as and at all times since [__________,____] (to and including the date hereof) have been officers of the Borrower, holding the respective offices below set opposite their names, and the signatures below set opposite their names are their genuine signatures.

Name	Office	Signature

_______________	_______________	_______________

_______________	_______________	_______________

13 Include in the case of delivery to IDB Invest.

14 Include in the case of delivery to a Co-Lender.

Offer Letter No. CTA 1/20

_______________	_______________	_______________

Each such person is authorized to sign the Financing Documents and any other request, notice, certification or other document provided for thereunder and to take any other action required or permitted to be taken thereunder.

2.       Attached hereto as Exhibit A is a copy of the by-laws of the Borrower, as filed with the Public Registry (Registro Público) of the Superintendence of Companies of the City of Buenos Aires (Inspección General de Justicia) on July 13, 1990, together with all amendments thereto adopted through the date hereof.

3.       Attached hereto as Exhibit B is a true and correct copy of [resolutions/powers of attorney] duly adopted by the Board of Directors of the Borrower (certified by a public notary of the Country) at a meeting on [__________,____], at which a quorum was present and acting throughout, which [resolutions/powers of attorney] have not been revoked, modified, amended or rescinded and are still in full force and effect. Except as attached hereto as Exhibit B, no [resolutions/powers of attorney] have been adopted by the Board of Directors of the Borrower which deal with the execution, delivery or performance of any of the Financing Documents.

IN WITNESS WHEREOF, I have hereunto set my hand this [__] day of [__________,____].

Telecom Argentina S.A.

_____________________________

Name:

Title:

I, the undersigned, [Secretary/Assistant Secretary] of Telecom Argentina l S.A., DO HEREBY CERTIFY that [Insert name of Person making the above certifications] is the duly elected and qualified [Chief Executive Officer/Chief Financial Officer] of Telecom Argentina S.A. and the signature above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand this [__] day of [_________,____].

Telecom Argentina S.A.

_____________________________

Name:

Offer Letter No. CTA 1/20

Title:

Offer Letter No. CTA 1/20

SCHEDULE 2

FORM OF REQUEST FOR DISBURSEMENT

(See Section 2.02 and Section 4.02 of the Terms and Conditions of the Amended and Restated Common
Terms Agreement)

[Borrower’s Letterhead]

[Date]

[Inter-American Investment Corporation

1350 New York Avenue, N.W.

Washington, D.C. 20577

United States of America

Attention: Portfolio Management Division, Investment Operations Department]15

[INSERT ADDRESS OF RELEVANT CO-LENDER]16

Ladies and Gentlemen:

Investment No. [          ]

Request for Disbursement

1.         Please refer to the Amended and Restated Common Terms Agreement entered into on [•], 2020 (the “Amended and Restated Common Terms Agreement”) among Telecom Argentina S.A. (the “Borrower”), Inter-American Investment Corporation (“IDB Invest”), acting in its own capacity and as agent acting on behalf of the Inter-American Development Bank, and each Co-Lender, as defined therein and from time to time party thereto. Terms defined in the Amended and Restated Common Terms Agreement have their defined meanings whenever used in this request.

2.         The Borrower irrevocably requests the disbursement on [                   ,        ] (or as soon as practicable thereafter) of the amount of [                 ] under the [IDB Invest A Loan] [IDB A Loan] [IDB Invest B1 Loan] [IDB Invest B2 Loan] [IDB Invest B3 Loan] [Co-Loan] (the “Disbursement”) in accordance with the provisions of Section 2.02 (Disbursement Procedure) of the Amended and Restated Common Terms Agreement and [INSERT RELEVANT LOAN AGREEMENT]. You are requested to pay such amount to the account in New York of Telecom Argentina S.A. at [INSERT ACCOUNT DETAILS].

3.         The Borrower certifies that all conditions set forth in Section 4.01 (Conditions of the Disbursement) have been satisfied, or will have been satisfied by the relevant time required as provided in such Section 4.01 (Conditions of the Disbursement) ..

4.         For the purpose of Section 4.01 (Conditions of the Disbursement), the Borrower further certifies as follows:

(a)        no Event of Default and no Potential Event of Default has occurred and is continuing;

15  Include in the case of delivery to IDB Invest.

16  Include in the case of delivery to a Co-Lender.

Offer Letter No. CTA 1/20

(b)        the proceeds of the Disbursement are at the date of this request needed by the Borrower for the purpose of the Transaction, or will be needed for such purpose within 6 months of such date;

(c)        since the date of the Amended and Restated Common Terms Agreement, nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(d)        since March 31, 2019, neither the Borrower nor its Subsidiaries has incurred any material loss or liability (except such liabilities as may be incurred by the Borrower in accordance with Section 5.02 (Negative Covenants) of the Amended and Restated Common Terms Agreement);

(e)        the representations and warranties made in Article III of the Amended and Restated Common Terms Agreement are true on the date of this request and will be true on the date of Disbursement with the same effect as if such representations and warranties had been made on and as of each such date (but in the case of Section 3.01(c) (Representations and Warranties), without the words in parentheses);

(f)        after giving effect to the Disbursement, neither the Borrower nor any of its Subsidiaries will be in violation of:

(i)	its respective Charter;

(ii)	any provision contained in any document to which the Borrower or any Subsidiary is a party (including the Amended and Restated Common Terms Agreement) or by which the Borrower or any Subsidiary is bound; or

(iii)	any law, rule, regulation, Authorization in the Country directly or indirectly limiting or otherwise restricting its borrowing or guarantee power or authority or its ability to borrow or guarantee;

(g)        after taking into account the amount of the Disbursement and any other Financial Debt incurred by the Borrower after the date of the latest financial statements of the Borrower delivered to the Lenders pursuant to Section 5.03(a) (Reporting Requirements) of the Amended and Restated Common Terms Agreement, the Net Debt to EBITDA Ratio would not exceed 2.5 and the Interest Coverage Ratio would not be less than 3.0, in each case, calculated in accordance with Section 5.01(l) (Financial Ratios); and

(h)        [proceeds of the Disbursement are not intended to be used in the territories of any country that is not a member country of IDB Invest or IDB, or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country.]17

5.         Each of the above certifications is effective as of the date of this Request for Disbursement and shall continue to be effective as of the date of the Disbursement. If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Borrower undertakes to immediately notify the Disbursing Lender.

17 Include in the case of IDB Invest.

Offer Letter No. CTA 1/20

Yours truly,

TELECOM ARGENTINA S.A.

By
Authorized Representative

Offer Letter No. CTA 1/20

SCHEDULE 3

FORM OF DISBURSEMENT RECEIPT

(See Section 2.02 (Disbursement Procedure) of the Terms and Conditions of the Amended and Restated

Common Terms Agreement)

[Borrower’s Letterhead]

[Inter-American Investment Corporation

1350 New York Avenue, N.W.

Washington, D.C. 20577

United States of America

Attention: Portfolio Management Division, Investment Operations Department]18

[INSERT ADDRESS OF RELEVANT CO-LENDER]19

Ladies and Gentlemen:

Investment No. [             ]

Disbursement Receipt

We, Telecom Argentina S.A., hereby acknowledge receipt on the date hereof, of the sum of [                  ] disbursed to us by [INSERT DISBURSING LENDER] under the [IDB Invest A Loan] [IDB A Loan] [IDB Invest B1 Loan] [IDB Invest B2 Loan] [IDB Invest B3 Loan] [Co-Loan] of [                  ] provided for in the Amended and Restated Common Terms Agreement entered into on [•], 2020 (the “Amended and Restated Common Terms Agreement”) by and among Telecom Argentina S.A. (the “Borrower”), Inter-American Investment Corporation (“IDB Invest”), acting in its own capacity and as agent acting on behalf of the Inter-American Development Bank, and each Co-Lender, as defined therein and from time to time party thereto.**

Yours truly,

TELECOM ARGENTINA S.A.

By
Authorized Representative***

18 Include in the case of delivery to IDB Invest.

19 Include in the case of delivery to a Co-Lender.

**	Please note that in some jurisdictions one has to be able to prove amounts disbursed.
***	As named in the Borrower’s Certificate of Authorized Representative (see Schedule 1).

Offer Letter No. CTA 1/20

SCHEDULE 4(A)

MATTERS TO BE COVERED IN LEGAL OPINION OF LENDERS’ COUNSEL IN THE COUNTRY

(See Section 4.01(e)(i) (Conditions of the Disbursement) of the Terms and Conditions of the Amended

and Restated Common Terms Agreement)

The legal opinion of Lenders’ counsel in the Country should cover the following matters:

(a)	the organization, existence and Operations of the Borrower and its authorized and subscribed share capital;

(b)	the matters referred to in subsections (a), (b), and (c) of Section 4.01 (Conditions of the Disbursement) of the Amended and Restated Common Terms Agreement;

(c)	the authorization, execution, validity and enforceability of this Agreement and each of the other Financing Documents and any other documents necessary or desirable to the implementation of any of those agreements or documents;

(d)	non-contravention of Charter, law or material agreements;

(e)	enforceability of foreign judgments;

(f)	the priorities or privileges, if any, that creditors of the Borrower, other than the Lenders, may have by reason of law;

(g)	the Lender’s repatriation rights in respect of its Loan; and

(h)	such other matters relating to the transactions contemplated by this Agreement as the Disbursing Lender reasonably requests.

Offer Letter No. CTA 1/20

SCHEDULE 4(B)

MATTERS TO BE COVERED IN LEGAL OPINION OF LENDERS’ COUNSEL IN NEW YORK

(See Section 4.01(f)(i) (Conditions of the Disbursement) of the Terms and Conditions of the Amended
and Restated Common Terms Agreement)

Subject to special counsel’s standard qualifications, limitations, and assumptions:

(i)	the validity and enforceability under New York law of each Financing Document governed by New York law; and

(ii)	any other relevant matters of New York law that the Disbursing Lender requests.

Offer Letter No. CTA 1/20

SCHEDULE 5

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate (the “Certificate”) of [entity] a [   ] organized and existing under the laws of [   ] (the “Borrower/”Subsidiary”), is delivered pursuant to Section 4.01(j) (Conditions of the Disbursement) of the Terms and Conditions of the Amended and Restated Common Terms Agreement entered into on [•], 2020 (the “Amended and Restated Common Terms Agreement”) by and among Telecom Argentina S.A. (the “Borrower”), Inter-American Investment Corporation (“IDB Invest”), acting in its own capacity and as agent acting on behalf of the Inter-American Development Bank, and each Co-Lender, as defined therein and from time to time party thereto. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Amended and Restated Common Terms Agreement.

I, [NAME], the duly elected, qualified and acting [TITLE] of the [Borrower], DO HEREBY CERTIFY as follows:

1.         I have carefully reviewed the Amended and Restated Common Terms Agreement and the other Financing Documents and such other documents as I have deemed relevant and the contents of this Certificate and, in connection herewith, have made such investigation, as I have deemed necessary therefor. I further certify that the financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

2.         I have reviewed all financial information delivered to the Lenders pursuant to Articles III and IV of the Terms and Conditions of the Amended and Restated Common Terms Agreement (the “Information”). I am familiar with the financial performance and prospects of [the Borrower] and hereby confirm that the Information was prepared in good faith and fairly presents [the Borrower’s] consolidated financial condition, based on the information available to the [Borrower] at the time so furnished.

3.         As of the date hereof, after giving effect to the transactions contemplated by the Financing Documents, the fair value (as defined herein) and the present fair salable value (as defined herein) of any and all property of the [Borrower] is greater than the probable liability on existing debts (as defined herein) of the [Borrower] as they become absolute and matured.

4.         As of the date hereof, after giving effect to the transactions contemplated by the Financing Documents, the [Borrower] is able to pay its debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature (as defined herein).

Offer Letter No. CTA 1/20

SCHEDULE 5

5.         The [Borrower] does not intend to, nor believes that it will, incur debts that would be beyond its ability to pay as such debts mature.

6.         As of the date hereof, after giving effect to the transactions contemplated by the Financing Documents, the [Borrower] is not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which it is engaged.

7.         The [Borrower] does not intend, in consummating the transactions contemplated by the Financing Documents, to hinder, delay or defraud either present or future lenders or any other Person to which the [Borrower] is or will become, on or after the date hereof, indebted.

8.         For purposes of this Certificate, “fair value” means the amount at which the aggregate assets of the [Borrower] would change hands between a willing buyer and a willing seller within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both. “Present fair salable value” means the amount that may be realized if the aggregate assets of the [Borrower] are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of assets of comparable business enterprises. The term “debt” means any legal liability, including, without limitation, any contingent, subordinated, absolute, fixed, matured or unmatured, disputed or undisputed, secured or unsecured and liquidated or unliquidated liability. Being “able to pay its debts as they become absolute and mature” means that, assuming transactions contemplated by the Financing Documents have been consummated as proposed and based only upon the [Borrower’s] financial forecasts, the [Borrower] would have positive cash flow for the period covered by such forecasts after paying its scheduled anticipated indebtedness and current liabilities, including (and after giving effect to) the scheduled principal payments with respect to the A Loan under the Amended and Restated Common Terms Agreement as in effect on the date hereof.

IN WITNESS WHEREOF, I have executed this Certificate this [DATE]

By:
Name:
Title:

Offer Letter No. CTA 1/20

SCHEDULE 6

FORM OF SERVICE OF PROCESS LETTER

[Letterhead of Agent for Service of Process]

(See Section 4.01(k) (Conditions of the Disbursement) of the Terms and Conditions of the Amended and
Restated Common Terms Agreement)20

[Date]

[Inter-American Investment Corporation

1350 New York Avenue, N.W.

Washington, D.C. 20577

United States of America

Attention: Portfolio Management Division, Investment Operations Department]21

[INSERT ADDRESS OF RELEVANT CO-LENDER]22

Re: Argentina / Telecom Argentina S.A.

Dear Sirs:

Reference is made to Section 4.01(k) (Conditions of the Disbursement) of the Terms and Conditions of the Amended and Restated Common Terms Agreement entered into [•], 2020 (the “Amended and Restated Common Terms Agreement”) among Telecom Argentina S.A. (the “Borrower”), Inter-American Investment Corporation (“IDB Invest”), acting in its own capacity and as agent acting on behalf of the Inter-American Development Bank, and each Co-Lender, as defined therein and from time to time party thereto. Capitalized terms used herein shall have the meaning specified in the Amended and Restated Common Terms Agreement.

Pursuant to Section 7.05(e) (Enforcement) of the Terms and Conditions of the Amended and Restated Common Terms Agreement, the Borrower has irrevocably designated and appointed the under-signed, [•], with offices currently located at [•], as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Amended and Restated Common Terms Agreement in the courts of the United States of America for the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan.

The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in Section 7.05(e) (Enforcement) of the Terms and Conditions of the Amended and Restated Common Terms Agreement, from             until                      [at least 6 months after final maturity date] and agrees with you that the undersigned (i) shall inform the Lenders promptly in writing of any change of its address in New York, (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of Section 7.05 (Enforcement) of the Terms and Conditions of the

[20]	To be updated to include references to the corresponding provisions of the relevant Loan Agreement.
[21]	Include in the case of delivery to IDB Invest.
[22]	Include in the case of delivery to a Co-Lender.

Offer Letter No. CTA 1/20

Amended and Restated Common Terms Agreement, and (iii) shall forward promptly to the Borrower any legal process received by the undersigned in its capacity as process agent.

As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations as provided under Section 7.05 (Enforcement) of the Terms and Conditions of the Amended and Restated Common Terms Agreement.

Very truly yours,

[•]

By
Title:

cc: [Borrower]

Offer Letter No. CTA 1/20

SCHEDULE 7

FORM OF LETTER TO BORROWER’S AUDITORS

(See Section 4.01(i) (Conditions of the Disbursement) and Section 5.01(f) (Affirmative Covenants) of the

Terms and Conditions of

the Amended and Restated Common Terms Agreement)

[Borrower’s Letterhead]

[Date]

[NAME OF AUDITORS]
[ADDRESS OF AUDITORS]

Ladies and Gentlemen:

We hereby authorize and request you to give to [INSERT DETAILS OF RELEVANT LENDER] (the “Lender”), all such information as the Lender may reasonably request with regard to the financial statements of the undersigned companies, both audited and unaudited. We have agreed to supply that information and those statements under the terms of the Amended and Restated Common Terms Agreement entered into on [•], 2020 (the “Amended and Restated Common Terms Agreement”) by and among Telecom Argentina S.A. (the “Borrower”), Inter-American Investment Corporation (“IDB Invest”), acting in its own capacity and as agent acting on behalf of the Inter-American Development Bank, and each Co-Lender, as defined therein and from time to time party thereto. For your information we enclose a copy of the Amended and Restated Common Terms Agreement.

We authorize and request you to send two copies of the audited financial statements of the undersigned companies to the Lender to enable us to satisfy our obligation to the Lender under Section 5.03(b)(i) of the Amended and Restated Common Terms Agreement. When submitting the same to the Lender, please also send, at the same time, a copy of your full report on such financial statements in a form reasonably acceptable to the Lender.

Please note that under Section 5.03(c) of the Amended and Restated Common Terms Agreement, we are obliged to provide the Lender with a copy of any management letter or other communication sent by you to us or our management in relation to our financial, accounting and other systems, management or accounts. Please provide to the Lender any such management letter or other communication.

For our records, please ensure that you send to us a copy of every letter that you receive from the Lender immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours truly,

TELECOM ARGENTINA S.A.

By
Authorized Representative

[Insert names of Subsidiaries]

Offer Letter No. CTA 1/20

Enclosure

cc:	[Lender]

Offer Letter No. CTA 1/20

SCHEDULE 8

INFORMATION TO BE INCLUDED IN ANNUAL REVIEW OF OPERATIONS

(See Sections 5.03(b)(ii) of the Terms and Conditions of the Amended and Restated Common Terms Agreement)

A.            Quarterly Operating Data

Quarter Ended _______, 20___

Key Operating Indicators	Measurement Unit

Breakout between prepaid and post-paid for subscriber related indicators
Subscribers	#
Closing balance	#
Avg. during quarter	#
Churn rate

Population covered
Mobile penetration
Estimated subscriber market share

Voice minutes of use

Offer Letter No. CTA 1/20

SCHEDULE 8

ARPU (in Argentine Pesos)	$

Number of direct employees	#

Number of female direct employees	#
Number of Towers

Notes:

1.	The above is a suggested format only. The measurement units chosen above are for illustration purposes only.

2.	The purpose of this report is to provide regular updates on the company's operating cost structure and operating performance.

3.	The requested operating data should be agreed with the industry specialist to reflect the key industry-specific indicators and should be based on the company's existing operating reports. If the company's existing operating reports provide the necessary information, those reports may be submitted as the [Quarterly Operations Review].

B.	Supplemental Annual Operating Information

(1)	Macroeconomic Conditions. Brief description of any material changes that affect the Borrower directly. For example, changes in corporate taxation, import duties, foreign exchange availability, price controls, other areas of regulation.

(2)	Markets. Brief description of changes in the Borrower's market conditions (both domestic and export), with emphasis on changes in market share and its competitors' market shares.

(3)	Sponsors and Shareholdings. Information on significant changes in the ownership of the Borrower, including reasons for changes and the new shareholding structure.

(4)	Management and Technology. Summary of significant changes in the Borrower's (i) senior management or organizational structure, and (ii) technology, including technical assistance arrangements.

(5)	Corporate Strategy. Description of any changes to the Borrower's corporate or operational strategy, including changes in products, degree of integration, or business emphasis.

(6)	Operating Performance. Discussion of major factors affecting the year's results, including key operating indicators (e.g.: sales - by volume, value and market, operating costs, margins, capacity utilization).

(7)	Material Adverse Effect. Discuss any circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Offer Letter No. CTA 1/20

SCHEDULE 9

FORM OF ENVIRONMENTAL AND SOCIAL COMPLIANCE REPORT

The Environmental and Social Compliance Report is intended to provide the necessary information in order to: (i) assess the environmental and social performance of the Borrower with respect to compliance with the ‘Environmental and Social Standards and Guidelines and the Sustainability Policy; (ii) propose any corrective actions, if and to the extent necessary; and (iii) facilitate monitoring by the Lenders and serve as evidence of compliance with the ‘Environmental and Social Standards and Guidelines’. The boxes below are indicative of the types of information being sought. Please feel free to add additional narrative text, figures, graphs and pictures accordingly.

General Information
Contact:
Position:
Telephone:
Email:

Report Information
Reporting period:
Preparation date:
Prepared by:

Environmental, Social and Health and Safety (ESHS) Information
Environmental, Social and Health and Safety (ESHS) Policy – please include a reference/copy
ESHS Organizational structure – To include an organogram
List names and approval dates of new environmental, social, or health and safety policy(ies), procedure(s), code(s), norms, etc. (if any) developed by Telecom Argentina.
Comment on the evolution of key ESHS performance indicators.
Describe any significant ESHS event during the

Offer Letter No. CTA 1/20

Environmental, Social and Health and Safety (ESHS) Information
period under evaluation, covering both operation and construction phases.
Describe all relevant legal issues during the period under evaluation, including non-compliances, fines, court sentences, permits, certificates, etc.
Indicate, for the period under evaluation, the accidentality rates evolution (Gravity Index, Frequency Index, Incidence Index) both for own staff and contractors, and both for operation and construction. To describe any death and/or serious accident suffered by staff, contractor or third party.
Indicate, for the period under evaluation, for each new constructed facility how external communication has been managed, and on the eventual existence of any public claims related to a new mobile antenna or other new facility of the company. Describe how the company has managed such grievances, as appropriate. Provide key statistics on your grievance and complaints mechanism (number and type of complaints, time to resolution, etc). type
Describe, for the period under evaluation, the amount, type, and management of all type of wastes generated by the company. Include implementation of waste classification and recycling activities. To describe the amount and management of hazardous substances generated by the company.
Describe ESHS training undergone by Borrower's employees. Please provide copy of the Annual Training Program, and proof of attendance.
Inform about the existence and composition of fire brigades and numbers and location of performed fire drills.
List/details of actions implemented by the company in regarding observations and recommendations performed by IDB Invest's ESHS personnel/consultant during previous ESHS

Offer Letter No. CTA 1/20

Environmental, Social and Health and Safety (ESHS) Information
supervision visits.

Offer Letter No. CTA 1/20

SCHEDULE 10

ENVIRONMENTAL AND SOCIAL ACTION PLAN

Item		Action	Deliverable
PS 1: Assessment and Management of Environmental and Social Risks and Impacts
1	Telecom will update the corporate management system so that, through its implementation, the company complies with the IFC Performance Standards and the relevant and applicable Environmental, Health and Safety Guidelines of the World Bank Group, in addition to applicable social and environmental laws and regulations.	Comprehensive Environmental and Social Management System acceptable to the Required Lenders	September 30, 2020
2	Telecom will update the procedures of its comprehensive system to assess and manage the environmental and social risks of future acquisitions of companies and assets, as well as mergers with other companies, ensuring compliance at all times with the applicable IFC Performance Standards. Telecom will prepare and implement a specific procedure, containing risk criteria based on the IFC's Performance Standards, to decide on whether or not to finalize an acquisition/merger proposal.	Procedure for assessing environmental and social risks from the potential acquisition of companies and assets or mergers with other companies, acceptable to the Required Lenders	December 31, 2020
3	Telecom will ensure that all policies, procedures, and environmental and social plans that are applicable within the group, are fully integrated into Telecom’s comprehensive management system. All policies and procedures will ensure compliance with the IFC’s compliance standards.	Environmental and social policies, procedures and plans that are acceptable to the Required Lenders	March 30, 2021

Offer Letter No. CTA 1/20

SCHEDULE 11

FORM OF ACCESSION OFFER LETTER

OFFER LETTER

[●], 2020

Messrs.

[INSERT NAME OF PROSPECTIVE CO-LENDER]

Attention: [●]

Ref.: Offer Letter No. AO 1/19

The undersigned, TELECOM ARGENTINA S.A., a corporation duly organized and existing under the laws of the Republic of Argentina (“Borrower”), Inter-American Investment Corporation (“IDB Invest”), acting in its own capacity and as agent acting on behalf of the Inter-American Development Bank, and [INSERT EACH EXISTING CO-LENDER] (the “Offerors”) are pleased to submit this irrevocable offer No. AO 1/19 to [INSERT NAME OF PROSPECTIVE CO-LENDER] (the “Prospective Co-Lender” and together with the Offerors, the “Parties”), to enter into an accession agreement in the terms and conditions attached hereto as Annex I (including all schedules thereto) (the “Offer”)

This Offer shall be open for acceptance in writing by [INSERT NAME OF PROSPECTIVE CO-LENDER] in the form of Annex II, until 11:59 pm New York time on [●], 2020 unless extended in writing for an additional period of time by the Offerors (the “Expiration Date”); forthwith after the Expiration Date, this Offer shall automatically lose all force and effect.

Any term, condition, statement, representation or guarantee expressed in this Offer which may indicate an assertion, abstention, commitment and/or general right or obligation – whatever the grammatical form may be, shall only be enforceable and valid for the Parties if this Offer is accepted pursuant to the terms hereof. If this Offer is not accepted, such term, condition, statement, representation and/or guarantee shall not be valid or enforceable nor shall cause any legal commitment since they shall be deemed as if they had not been written.

Upon written acceptance of the Offer on or before the Expiration Date by [INSERT NAME OF PROSPECTIVE CO-LENDER], this Offer shall become in full force and effect subject to the terms and conditions set forth in Annex I, and shall be legally binding upon, and enforceable against, each and all of the Parties (the “Accession Agreement”). The Accession Agreement shall be deemed entered into as of the date of acceptance of this Offer by [INSERT NAME OF PROSPECTIVE CO-LENDER].

This Offer shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

Offer Letter No. CTA 1/20

Sincerely,

TELECOM ARGENTINA S.A.

By :

Name :

Title

Offer Letter No. CTA 1/20

INTER-AMERICAN INVESTMENT CORPORATION

By :

Name :

Title

Offer Letter No. CTA 1/20

[EXISTING CO-LENDER]

By :

Name :

Title

Offer Letter No. CTA 1/20

Annex I

Terms and Conditions of the Accession Agreement

1.         Amended and Restated Common Terms Agreement. Reference is made to the Amended and Restated Common Terms Agreement entered into on [●], 2020 (the “Amended and Restated Common Terms Agreement”) among the Borrower, IDB Invest, acting in its own capacity and as agent acting on behalf of the Inter-American Development Bank, and each Co-Lender from time to time party thereto.

2.         Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Amended and Restated Common Terms Agreement.

3.         Accession to the Amended and Restated Common Terms Agreement. Upon acceptance of this Offer, the Prospective Co-Lender, hereby (a) accedes to the Amended and Restated Common Terms Agreement and (b) agrees to be subject to all obligations of a Co-Lender thereunder.

4.         Notices. For the purpose of Section 7.02 (Notices) of the Amended and Restated Common Terms Agreement, the Prospective Co-Lender hereby notifies each other party thereto that its address is as follows:

Address:      [●]

Attention:     [●]

Facsimile:     [●]

E-mail:         [●].

5.         Counterparts. This Offer may be executed in multiple counterparts, each of which shall constitute an original, but all of which, when taken together, upon acceptance of the Offer, shall constitute but one contract.

6.         Governing Law. The Terms and Conditions of this Accession Agreement shall be construed in accordance with and governed by the laws of the State of New York.

Offer Letter No. CTA 1/20

Annex II

Form of Acceptance of Accession Offer Letter

[Place], [Date]

To:

TELECOM ARGENTINA S.A.

[EXISTING CO-LENDER]

INTER-AMERICAN INVESTMENT CORPORATION

Attention: [●]

Re: Acceptance to the Offer Letter No. AO 1/19

Dear Sirs,

On behalf of [INSERT NAME OF PROSPECTIVE CO-LENDER], we hereby fully and irrevocably accept the Offer Letter No. AO 1/19, dated [•].

Sincerely,

[INSERT NAME OF PROSPECTIVE CO-LENDER]

Name: [•].

Title: [•].

Offer Letter No. CTA 1/20

SCHEDULE 12

FORM OF ACCEPTANCE LETTER

ACCEPTANCE LETTER

Washington, D.C. February 4, 2020

To:

TELECOM ARGENTINA S.A.

Attention: Mr. Juan Martin Vico, Mr. Leonardo Franceschini

Re: Acceptance to the Offer Letter No. CTA 1/20

Dear Sirs,

On behalf of INTER-AMERICAN INVESTMENT CORPORATION, acting in its own capacity and as agent acting on behalf of the INTER-AMERICAN DEVELOPMENT BANK (“IDB”), we hereby fully and irrevocably accept the Offer Letter No. CTA 1/20, dated February 4, 2020.

Sincerely,

INTER-AMERICAN INVESTMENT CORPORATION

Name:

Title:

Offer Letter No. CTA 1/20